Exhibit 2.2
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and among
IX Investments, LLC,
as the original Buyer Party,
Clearblue Technologies/Dallas, Inc.,
as Seller,
NaviSite, Inc.,
as Parent
and
Cologix Dallas, Inc.,
as Buyer by joinder prior to Closing and the Effective Time and as the ultimate successor-in-interest to IX Investments, LLC
December 17, 2010

TABLE OF CONTENTS

ARTICLE I — PURCHASE AND SALE OF ASSETS; CLOSING	2

1.1. Purchase and Sale of Assets	2
1.2. Time and Place of Closing; Consideration	4
1.3. Assumption of Liabilities	6
1.4. Allocation	9

ARTICLE II — REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	9

2.1. Existence; Good Standing; Authority; Subsidiaries	9
2.2. No Conflict; Consents	10
2.3. Financial Statements; No Undisclosed Liabilities	11
2.4. Absence of Certain Changes	11
2.5. Governmental Consents and Approvals	12
2.6. Litigation	12
2.7. Taxes	12
2.8. Real and Personal Property	13
2.9. Customers; Vendors	15
2.10. Contracts and Commitments	16
2.11. Receivables; Payables	17
2.12. Inventory	18
2.13. Intellectual Property	18
2.14. Employee and Labor Matters	18
2.15. Employee Benefit Plans	19
2.16. Environmental Matters	20
2.17. Insurance	22
2.18. Brokers	22
2.19. Compliance with Laws; Permits	22
2.20. Performance of Services	22
2.21. Solvency	23
2.22. Full Disclosure	23

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF BUYER	23

3.1. Existence; Good Standing; Authority	23
3.2. No Conflict	24
3.3. Consents and Approvals	25
3.4. Brokers	25
3.5. Performance of Services	25
3.6. Solvency	25

ARTICLE IV — CERTAIN COVENANTS OF THE PARTIES	25

4.1. Confidentiality	25
4.2. Further Action	26
4.3. Press Releases	26
4.4. Conveyance Taxes; Costs	26
4.5. Books and Records	26

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4.6. Use of Name; License	27
4.7. Endorsement of Checks; Further Actions	27
4.8. Consents	27
4.9. Certain Tax Matters	28
4.10. [Reserved]	29
4.11. [Reserved]	29
4.12. Certain Costs and Actions	29
4.13. Waiver and Release	30

ARTICLE V — DELIVERIES AT CLOSING	31

5.1. Parent and Seller Deliveries at Closing	31
5.2. Buyer Deliveries at Closing	32
5.3. Waiver	33

ARTICLE VI — SURVIVAL; INDEMNIFICATION	33

6.1. Survival	33
6.2. Indemnification of Buyer	34
6.3. Indemnification of Parent and Seller	36
6.4. Procedure for Indemnification of the Buyer Indemnitees-Two Party Claims	36
6.5. Procedure for Indemnification of Parent and Seller — Two Party Claims	38
6.6. Method of Asserting Third-Party Claims	38
6.7. Remedies Exclusive	40
6.8. Indemnification in Case of Strict Liability or Indemnitee Negligence	40
6.9. Right to Setoff	40
6.10. Payment or Reimbursement of Damages	41
6.11. Intentional or Willful	41

ARTICLE VII — GENERAL PROVISIONS	41

7.1. Notices	41
7.2. Fees and Expenses	42
7.3. Certain Definitions	42
7.4. Interpretation	44
7.5. Counterparts and Facsimile Signatures	45
7.6. Amendments and Waivers	45
7.7. Entire Agreement; Severability	45
7.8. Third Party Beneficiaries	45
7.9. Governing Law	45
7.10. Assignment	45
7.11. Consent to Jurisdiction	46
7.12. Mutual Drafting	46
7.13. Remedies	46

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Exhibits

Exhibit A	[reserved]
Exhibit B	Escrow Agreement
Exhibit C	Non-Competition Agreement
Exhibit D-1	Master Services Agreement
Exhibit D-2	Schedules to Master Services Agreement
Exhibit E-1	Assignment and Assumption Agreement
Exhibit E-2	Assignment of Lease
Exhibit F	Bill of Sale
Exhibit G	Transition Services Agreement
Exhibit H	Estoppel Certificate

iii

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of December 17, 2010, by and among (i) IX Investments, LLC, a Delaware limited liability company (“IXI”); (ii) NaviSite, Inc., a Delaware corporation (“Parent”); (iii) Clearblue Technologies/Dallas, Inc., a Delaware corporation (“Seller”); and (iv) Cologix Dallas, Inc., a Delaware corporation (“Buyer”), by joinder to this Agreement and ultimate successor-in-interest to IXI immediately following the Contribution (as hereinafter defined) and prior to the Closing and Effective Time (each as hereinafter defined).
     WHEREAS, IXI has entered into this Agreement and, immediately after entering into this Agreement but before the Closing (as hereinafter defined), the following shall occur (the “Contribution”): (i) IXI shall merge with and into Cologix Holdings, Inc., a Delaware corporation and successor in interest to IXI as a party to this Agreement by operation of such merger (“Cologix Holdings”); (ii) Cologix Holdings shall contribute this Agreement to Cologix, Inc., a Delaware corporation and wholly owned subsidiary of Cologix Holdings (“Cologix”); (iii) Cologix shall contribute this Agreement to Cologix US, Inc., a Delaware corporation and wholly owned subsidiary of Cologix (“Cologix US”); (iv) Cologix US shall contribute this Agreement to Buyer, which is a wholly owned subsidiary of Cologix US (IXI, Cologix Holdings, Cologix, Cologix US, and Buyer shall hereinafter be referred to as the “Buyer Parties”);
     WHEREAS, Seller owns and operates (together with Parent and its Affiliates) a colocation business operated out of the data center located on the Leased Real Property (the “Business”);
     WHEREAS, Parent owns, beneficially and of record, 100% of the issued and outstanding shares of capital stock of Seller;
     WHEREAS, certain of the assets of the Business are owned directly by Parent and the remaining assets of the Business are owned by Seller;
     WHEREAS, the Purchased Assets (as defined in Section 1.1) which are owned by Seller, represent substantially all of the assets (other than the Excluded Assets) of Seller;
     WHEREAS, this Agreement and the transactions contemplated hereby have been approved by the sole stockholder and board of directors of Seller;
     WHEREAS, Parent and Seller desire to sell, and Buyer desires to buy, the Purchased Assets and the Business, on the terms and subject to the conditions set forth herein; and
     WHEREAS, as a condition and inducement to Parent and Seller to enter into this Agreement and Buyer to assume the Assumed Obligations (as defined in Section 1.3(a)), at the Closing (as defined in Section 1.2(a)), Buyer, Parent, Seller and the Escrow Agent (as defined in Section 1.2(b)(i)) shall enter into an escrow agreement substantially in the form attached as Exhibit B (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which Buyer shall place the Escrowed Funds (as defined in Section 1.2(b)(i)) in an escrow account (the “Escrow Account”) to secure certain indemnification obligations of Parent and Seller to Buyer.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I — PURCHASE AND SALE OF ASSETS; CLOSING
     1.1. Purchase and Sale of Assets.
          (a) Buyer Parties shall effect and complete the Contribution immediately upon execution of this Agreement. Except as otherwise provided below and subject to the terms and conditions of this Agreement, Parent and Seller shall then immediately after the Contribution sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred and delivered, to Buyer at the Closing (as hereinafter defined), good and valid title, free and clear of all Liens (as hereinafter defined), except for the Permitted Liens (as hereinafter defined), to all of the assets and properties of every kind, nature and description of Parent and its Affiliates (including Seller) used or held for use by Parent or its Affiliates (including Seller) located at the Leased Real Property or used primarily for the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles in the United States (“GAAP”)) but excluding the Excluded Assets (all of such assets and properties being referred to herein as the “Purchased Assets”). The phrases “used primarily for the Business” and “primarily in connection” exclude any and all assets that are also used for, in, or by any other Parent business or the business of Parent’s non-Seller subsidiaries but, for the avoidance of doubt, shall not exclude the assets listed on Schedules 1.1(a)(ii), 1.1(a)(vi), 1.1(a)(viii), 2.8(b)(x), 2.11(a), 2.19(b), and 7.3(g). The Purchased Assets shall include, but shall not be limited to, the following assets of Parent and its Affiliates (including Seller):
               (i) all of the tangible personal property, machinery, equipment, tools, machine and electric parts, supplies, computers, appliances, office furniture and fixtures and vehicles that, in each case, are either located at the Leased Real Property (other than the Excluded Assets) and owned or used or held for use by Parent, any of its Affiliates or Seller primarily in connection with the Business (including the tangible assets identified on Schedule 2.8(b)(x) of Seller Disclosure Schedule);
               (ii) all of the rights, tangible and intangible (including all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Parent, any of its Affiliates or Seller), of Parent, any of its Affiliates or Seller existing under the contracts, agreements, leases, licenses, instruments or commitments of Parent, any of its Affiliates or Seller relating to the Business listed on Schedule 1.1(a)(ii) (collectively, the “Assumed Contracts”);
               (iii) all rights in and to any governmental and private permits, licenses, franchises and authorizations, to the extent assignable, used or held for use by Parent, any of its Affiliates or Seller in connection with the Business, including those permits set forth or required to be set forth on Schedule 2.19(b) to Seller Disclosure Schedule;
               (iv) all raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used or held for use by Parent, any of its Affiliates or Seller in connection with the Business, including all inventories of computer program code (in all media) and materials and program documentation (collectively, the “Inventory”);
               (v) all rights in and to the customer lists, parts lists, vendor lists, promotion lists, marketing data and other compilations of names and data of Parent, any of its Affiliates or Seller developed in connection with, or relating to, the Business, and which shall be delivered by or on behalf of Parent and Seller to Buyer at or prior to the Closing;

               (vi) all of Parent’s, any of its Affiliates’ or Seller’s rights in and to the computer software programs (including software licensed to Parent, any of its Affiliates or Seller) used or held for use by Parent, any of its Affiliates or Seller in connection with the Business or developed or under development by, or on behalf of, Parent, any of its Affiliates or Seller solely in connection with the Business, including those identified on Schedule 1.1(a)(vi), including the source code and object code for such software, and all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials in any and all languages (“Technical Documentation”), in each case to the extent that Parent, any of its Affiliates or Seller possesses and has a right to possess and transfer the same;
               (vii) to the extent related to the Business, all customer deposits and advanced payments and other rights to payment or deposits from customers of the Business (“Customer Deposits”) (including those Customer Deposits on Schedule 1.1(a)(viii));
               (viii) to the extent related to the Business, all accounts and notes receivable, negotiable instruments of or made payable to Parent, any of its Affiliates or Seller, claims for refunds and deposits and other prepaid items of Parent, any of its Affiliates or Seller, including all customer security deposits and all security deposits made by Parent, any of its Affiliates or Seller pursuant to any vendor contracts, including, without limitation, those identified on Schedule 2.11(a) of Seller Disclosure Schedule (the “Accounts Receivable”);
               (ix) solely with respect to the Business, all accounts receivable schedules, lists, files, books, publications, and other records and data of Parent, any of its Affiliates or Seller;
               (x) all causes of action, choses in action, rights of recovery, rights of setoff, rights under express or implied warranties from the suppliers or customers of the Business, rights of recoupment, claims, suits, proceedings, judgments or demands, of whatsoever nature, of or held by Parent, any of its Affiliates or Seller against any third parties, with respect to or arising out of the Business; and
               (xi) all Intellectual Property and Intellectual Property Rights and related goodwill of Parent, any of its Affiliates or Seller used primarily in connection with or primarily by the Business and the Purchased Assets, including the databases and data collections listed on Schedule 7.3(g).
          (b) Notwithstanding the foregoing, Parent and Seller shall not transfer to Buyer, and the Purchased Assets shall not include, (i) the certificates of incorporation, bylaws, minute books, corporate record books, tax-identification numbers and other organizational documents of Parent or Seller; (ii) Parent’s or Seller’s rights under this Agreement and any other agreement, document or instrument entered into with Buyer pursuant to this Agreement; (iii) cash, cash equivalents, restricted cash (in each case other than Customer Deposits) and net operating losses; (iv) any equity securities owned by Parent or Seller; (v) the assets of Parent and Seller’s premium IP bandwidth services and associated IP address management and DNS hosting services provided at the facility located at the Leased Real Property and specifically set forth on Schedule 1.1(b)(v) (“Parent’s IP Business”); (vi) the names and trademarks “NaviSite”, “CBT”, “BJK” and “ClearBlue,” and any derivations thereof; and (vii) any of the assets listed on Schedule 1.1(b)(vii) (collectively, “Excluded Assets”).
          (c) As used herein, “Liens” mean liens (for Taxes or any other indebtedness or matter), demands, pledges, deeds of trust, attachments, levies, hypothecations, title restrictions or retentions, claims, commitments, equitable interests, rights of first refusal, charges, easements, servitudes or any other restrictions, security arrangements, rights or options of any third party to acquire assets, security interests, mortgages, encumbrances and restrictions of any kind whatsoever, including, without limitation, restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute or ownership. As used herein, “Permitted Liens” means (i) Liens arising in the ordinary course of business by operation of law, including statutory materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens, to the extent relating to a Liability that is not yet due or delinquent; (ii) purchase money security interests and Liens securing rental payments; and (iii) Liens for taxes for the current year that are not yet due and payable, or Liens for Taxes that are being contested in good faith by appropriate proceedings with any necessary reserves taken in accordance with GAAP.
     1.2. Time and Place of Closing; Consideration.
          (a) The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be held at the offices of BRL Law Group LLC, 425 Boylston Street, Third Floor, Boston, Massachusetts 02116, at 10:00 a.m., Eastern local time (the “Effective Time”), on the date and time of the execution of this Agreement, the Contribution, and the satisfaction of all of the conditions set forth in Article V. In no event shall the execution of this Agreement, the Contribution or the Closing occur on separate dates, and this Agreement shall be null and void and of no further effect if the Closing does not occur on the date of execution of this Agreement and the date of the Contribution. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”
          (b) At the Closing, as consideration for the sale to Buyer of the Purchased Assets, Buyer shall pay to Seller the Purchase Price. “Purchase Price” shall mean (i) an amount equal to Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) (the “Cash Amount”) and (ii) (A) if the Estimated Net Working Capital Calculation (as defined herein) as of the Closing exceeds $95,000, then the amount of such excess shall be paid by Buyer to Seller in addition to the Cash Amount, or (B) if the Estimated Net Working Capital Calculation as of the Closing is less than $95,000, then the amount of such deficiency shall be deducted from the Cash Amount. The Purchase Price, subject to adjustment after Closing in accordance with Sections 1.2(d)(iii) and (d)(iv), shall be payable at the Closing as follows:
               (i) Buyer shall deliver to, and cause to be directly deposited with, U.S. Bank National Association (the “Escrow Agent”), for the account and future potential benefit of Seller or Buyer, as the case may be, cash in the amount equal to One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000), which amount, together with all interest and other amounts earned thereon, shall be referred to as the “Escrowed Funds”; and
               (ii) Buyer shall pay the balance of the Cash Amount (subject to adjustment as provided in Section 1.2(b)(ii)) to Seller at Closing by wire transfer of immediately available funds to the bank account or bank accounts specified by Seller in writing to Buyer at least five business days prior to the Closing (the “Closing Payment”).
          (c) The Escrowed Funds shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement for the purpose of satisfying indemnification claims pursuant to Article VI. Unless disbursed in accordance with Article VI or Section 4.12(c), the Escrowed Funds shall be held by the Escrow Agent until 5:00 p.m., Boston time, February 29, 2012 and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. Unless earlier released pursuant to Section 4.12(c), on February 29, 2012, the remaining portion of the Escrowed Funds, with such adjustments thereto as set forth in Article VI, shall be disbursed to Seller in accordance with the Escrow Agreement. Notwithstanding the foregoing but subject to Section 4.12(c), if Buyer has delivered written notice to Parent of an indemnification claim as set forth in Article VI and such claim has not been resolved in accordance with Article VI prior to February 29, 2012, the aggregate amount claimed in all unresolved Buyer Certificates shall not be disbursed and shall continue to be held by the Escrow Agent pursuant to the Escrow Agreement until such dispute or claim is resolved as provided in Article VI or a joint letter of instruction or Lease Default Certificate is delivered to the Escrow Agent pursuant to Section 4.12(c), and all other Escrowed Funds shall be disbursed to Seller at that time.
          (d) Working Capital Adjustment.
               (i) “Net Working Capital” shall mean the amount calculated as of 5:00 pm Eastern Time on the business day immediately prior to the Closing Date equal to the following: (A) the total amount of all Accounts Receivable of the Business to be acquired by Buyer as of such time as reflected on the books and records of Parent and Seller consistent with past practice (excluding, however, any reserve for doubtful accounts), increased by the amount of any cash deposits and prepaid expenses paid by Parent and Seller related to the Business which are to be acquired by Buyer (the “Asset Value”); less (B) the total amount of all Assumed Liabilities (as defined below) to be assumed by Buyer as of such time (the “Liability Value”), determined in each case in accordance with GAAP and in a manner consistent with Schedule 1.2(d).
               (ii) At least one business day prior to the anticipated Closing Date, Parent and Seller shall have delivered to Buyer a pro forma balance sheet of the Business as of the Closing (“Closing Balance Sheet”) and their determination, calculated therefrom in good faith and setting forth all details of such calculation, of the Net Working Capital as of the Closing in accordance with GAAP (the “Estimated Net Working Capital Calculation”). If: (A) the Estimated Net Working Capital Calculation as of the Closing is less than $95,000, the amount of the shortfall shall be deducted from the Cash Amount otherwise payable on the Closing Date by Buyer to Seller, or (B) the Estimated Net Working Capital Calculation as of the Closing exceeds $95,000, the amount of such excess shall be added to the Cash Amount payable on the Closing Date by Buyer to Seller.
               (iii) Within 120 days after the Closing Date, Buyer shall prepare and deliver to Parent and Seller a final calculation of the Net Working Capital as of the Closing in accordance with GAAP and in a manner consistent with Schedule 1.2(d) (the “Final Net Working Capital Calculation”). Buyer and Parent and Seller shall provide the other and their respective representatives with reasonable access to such books and records relating to the Business through the Closing in order to permit such parties to analyze such calculation. If Parent objects to any portion of the Final Net Working Capital Calculation, then Parent may, as promptly as practicable but in any event not later than 5:00 p.m. Denver, Colorado, time on the date that is 10 business days after receipt by Parent of the Final Net Working Capital Calculation (the “Working Capital Objection Date”), deliver a written notice (a “Working Capital Objection Notice”) to Buyer. A Working Capital Objection Notice shall specify: (A) those particular items or amounts set forth in the Final Net Working Capital Calculation as to which Parent objects; (B) the reasons, in reasonable detail, for each such objection together with any supporting documentation available to Parent or Seller; and (C) Parent’s calculation of the Final Net Working Capital Calculation. Any particular amounts or items contained in Buyer’s Final Net Working Capital Calculation that are not specifically objected to by Parent in the Working Capital Objection Notice shall be deemed accepted by Parent and shall be final, binding, and conclusive on all parties. If Parent does not deliver a Working Capital Objection Notice by the Working Capital Objection Date, Buyer’s calculation of Net Working Capital as of the Closing in Buyer’s Final Net Working Capital Calculation shall be deemed final, binding, and conclusive on all parties. If Parent delivers a Working Capital Objection Notice to Buyer by the Working Capital Objection Date, Parent and Buyer shall, during the 20 business days after such delivery (the “Working Capital Negotiation Period”), negotiate in good faith to reach agreement on the disputed items or amounts in order to determine Net Working Capital as of the Closing. If, during such Working Capital Negotiation Period, Parent and Buyer agree as to Net Working Capital as of the Closing or any component of Net Working Capital as of the Closing, then Parent and Buyer shall execute a written acknowledgement of such amount and Net Working Capital as of the Closing or such component so agreed upon shall be deemed final, binding, and conclusive. If Parent and Buyer fail to resolve the issues raised by Parent in its Working Capital Objection Notice within the Working Capital Negotiation Period, Parent and Buyer shall submit their issues remaining in dispute to a mutually agreeable third party accounting firm (the “Independent Accountants”) for resolution by arbitration. Parent and Buyer shall instruct the Independent Accountants in its engagement letter or in another joint written statement that the Independent Accountants (A) shall act as experts in accounting, and not as an arbitrator, to resolve, in accordance with GAAP as in effect at the Closing and in a manner consistent with this Agreement, including Schedule 1.2(d), only the items or amounts specifically disputed in a timely delivered Working Capital Objection Notice that remain in dispute, and that are not deemed by this Agreement to be final, binding, and conclusive; (B) shall adjust Buyer’s calculation of Net Working Capital as of the Closing, if at all, to reflect the resolution of any such dispute; and (C) shall use commercially reasonable efforts to complete its work and deliver to Parent and Buyer a written report of its decision as promptly as practicable, and in any event within 75 days after the engagement of the Independent Accountants. Once the Independent Accountants have been engaged, if the Independent Accountants withdraw after a challenge or otherwise resign or are removed, then such Independent Accountants shall be replaced within 30 days thereafter by Parent and Buyer in accordance with this paragraph and the time periods in this paragraph shall be extended as necessary or appropriate. If issues are submitted to the Independent Accountants for resolution, (A) Parent, Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants and to the other parties such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants of the Net Working Capital as of the Closing, as set forth in a written notice (which written notice shall include a calculation of Net Working Capital as of the Closing, and a line-item comparison (showing increases and decreases) to the calculations contained in Buyer’s Final Net Working Capital Calculation and the Working Capital Objection Notice, together with explanations of each variance) to be delivered to each of Parent, Seller and Buyer within 75 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties; and (C) Parent and Seller, on the one hand, and Buyer, on the other, shall each pay 50% of the fees and costs of the Independent Accountants for such determination.
               (iv) If (A) the Final Net Working Capital Calculation is greater than the Estimated Net Working Capital Calculation, then, within five business days of such determination, the amount of the excess shall be paid by Buyer to Seller; or (B) the Final Net Working Capital Calculation is less than the Estimated Net Working Capital Calculation, then, within five days of such determination, the amount of the shortfall shall be paid by Parent and Seller (jointly and severally) to Buyer.
     1.3. Assumption of Liabilities.
          (a) Effective as of the Closing, Buyer shall assume (i) all Liabilities of Parent and Seller solely related to the accounts payable, deposits from third-parties, prepayments from customers for services to be performed following the Closing (including the portion of the month of December from and after the Closing Date), and accrued expenses of the Business, each such item solely as and in the amount set forth on Schedule 1.3(a) on a line-item basis and specifically setting forth the portion of any customer prepayments or accrued expenses (as applicable) attributable to the period from and after the Closing

Date through the end of December (collectively, the “Assumed Liabilities”), and (ii) those Liabilities arising after the Closing Date under the Assumed Contracts that are solely related to performance by Buyer, but only to the extent Liabilities do not arise from any oral modifications to such Assumed Contracts not described in Seller Disclosure Schedule (as defined below) (which, together with the Assumed Liabilities, shall sometimes be referred to herein collectively as, the “Assumed Obligations”). The Assumed Obligations shall not include, and Parent and Seller covenant that Buyer shall not be liable or responsible for, any Liabilities arising out of the transactions contemplated by this Agreement or any default, event of default, act or omission of Parent or Seller occurring prior to or on the Closing under any Assumed Contract, regardless of when such Liability is asserted, including without limitation any Liabilities arising prior to the Closing under any of the Leases. The parties acknowledge and agree that it is not intended the Buyer is or will be deemed to be a successor-in-interest to Parent, Seller, or any Affiliate of either. “Liability” means, with respect to any Person, any debt, loss, damage, adverse claim, fines, penalties, liability, or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be accrued on the financial statements of such Person, including all costs and expenses relating thereto.
          (b) The Assumed Obligations shall not include any of the following Liabilities of Parent or Seller (the “Excluded Liabilities”), and Buyer shall not assume or perform, and Parent and Seller shall remain responsible for, and shall promptly discharge in accordance with their terms (unless disputed by Parent or Seller in good faith), any and all such Excluded Liabilities, whether known or unknown, and regardless of when such Excluded Liabilities arise or are asserted:
               (i) any Liabilities that are not expressly included in the definition of Assumed Obligations;
               (ii) any Liabilities relating to any claims (whether asserted before or after the Closing Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Assumed Contract agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or claim arises out of or by virtue of Parent’s or Seller’s performance or nonperformance thereunder prior to the Closing Date, it being understood that, as between the parties hereto, this subsection shall apply notwithstanding any provision which may be contained in any form of consent to the assignment of any such Assumed Contract to which Parent or Seller is party, which by its terms, imposes such Liabilities upon Buyer and which assignment is accepted by Buyer and Seller or Parent notwithstanding the presence of such a provision;
               (iii) any Liabilities arising out of, relating to, or in connection with the Excluded Assets;
               (iv) any Liabilities arising out of infringement for misappropriation of or other conflict with the Intellectual Property of any Person to the extent the same arise out of acts or omissions occurring on or prior to the Closing Date;
               (v) any Liabilities of Parent or Seller under this Agreement or any of the Ancillary Agreements;
               (vi) any Liabilities related to the Business with respect to Hazardous Materials or any Environmental Claims arising or existing prior to the Closing;

               (vii) any Liabilities for compensation or benefits payable to employees of Parent or Seller, including, but not limited to, any Liabilities arising under any employee pension or profit sharing plan or other employee benefit plan, any severance pay or other termination costs due to employees of Parent or Seller or any of Parent’s or Seller’s obligations to its employees for salaries and holiday and sick pay, accrued and unpaid as of the Closing Date;
               (viii) any Liabilities for all federal, state, local, non-U.S. or other Taxes, including any income, sales, use, real or personal property and other Taxes, arising out of or relating to the operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date;
               (ix) any Liabilities for unpaid Taxes of any person under Treasury Reg. §1.1506-6 (or any similar provision of state, local, or non-U.S. law) as a transferee or successor, by contract or otherwise;
               (x) any Taxes that may become payable as a result of the transactions contemplated by this Agreement;
               (xi) any Liabilities under any Lease to the extent arising out of, relating to, or in connection with periods or activity on or prior to the Closing (A) for additional rent or operating expenses (including utility costs, insurance costs, and Taxes), and (B) for any transfer or consent fee of landlord in connection with the transactions contemplated by this Agreement;
               (xii) any Liabilities for injuries to or the death of any person, or any employee of Parent or Seller, that (A) has occurred or may occur, prior to Closing, in connection with the Business, or (B) has occurred prior hereto or may occur hereafter in connection with any business, other than the Business conducted, or any operations other than the operations of the Business, engaged in by Parent or Seller, even if not discovered until after the Closing Date;
               (xiii) all Liens on any of the Purchased Assets as of the Closing Date (other than the Permitted Liens assumed by Buyer) and all Liabilities secured thereby;
               (xiv) all Liabilities of Parent and Seller for borrowed money, or incurred in connection with the purchase, lease or acquisition of any assets, and any Liabilities of a similar nature incurred by Parent or Seller;
               (xv) any Liabilities for accounts or notes payable or similar indebtedness incurred by Parent or Seller that are not solely related to the Business;
               (xvi) any Liabilities for any claims, demands, actions, suits, legal proceedings, Liabilities arising out of Parent’s and Seller’s operation of the Business, including, but not limited to, those set forth in Schedule 2.6 of Seller Disclosure Schedule, or arising out of any other business or operations of Parent or Seller other than the Business, whether conducted prior to or after the Closing, whether such claims, demands, actions, suits, legal proceedings, Liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing;
               (xvii) any Liabilities for fees payable to Parent’s and Seller’s agents, brokers or representatives for strategic partnerings, or other transactions; and
               (xviii) any Liabilities for any legal, accounting or other fees or expenses of Parent or Seller relating to or arising out of the transactions contemplated hereby.

     1.4. Allocation. The parties agree that the Purchase Price, as adjusted pursuant to Section 1.2(d), the Assumed Liabilities, and all other relevant items, will be allocated among the Purchased Assets for income tax purposes in accordance with the rules of Section 1060 of the Code, in the following manner and order of priority: (i) First, to cash and general deposit accounts, if any, in an amount equal to the face amounts of such assets, (ii) next to actively traded personal property, if any, in an amount equal to its fair market value, (iii) next to accounts receivable, notes receivable, and prepaid expenses, in an amount equal to their face value, net of any allowance for bad debt reserves or uncollectible receivables, (iv) next to inventory and dealer property, in an amount equal to its book value, (v) next to all tangible assets, including equipment, in an amount equal to its book value (net of any allowance for depreciation), (vi) next to intangible assets (including patents and related intellectual property) other than goodwill and going concern value in an amount equal to their fair market value, and (vii) the balance, if any, to goodwill and going concern value. Within 30 business days following the final determination of Net Working Capital, Buyer shall provide to Parent a proposed allocation setting forth Buyer’s good faith determination of the specific amounts to be allocated among the Purchased Assets in accordance with the foregoing methodology. In the event there is an increase or decrease in the Purchase Price, then Buyer shall deliver to Parent a revised proposed allocation within 30 business days following the final determination of such increase or decrease in the purchase price. Parent shall have 15 business days to review and comment on Buyer’s proposed allocation (or revised proposed allocation, if any). If Parent makes no objection to Buyer’s proposed allocation (or revised proposed allocation, if any) within 15 business days of receipt, such allocation shall be conclusive and binding upon Buyer, Parent and Seller for all purposes (except to the extent that GAAP requires Parent to assign a different value to any asset for financial reporting purposes). If Parent objects to any proposed allocation (or revised proposed allocation, if any), the parties shall work together in good faith to resolve any such objection within 30 days. In the event such objection cannot be resolved within such time, the dispute shall be resolved by the Independent Accountants using procedures substantially similar to those specified in Section 1.2(d)(iii) of this Agreement. Upon the final resolution of the allocation in accordance with this Section, such allocation shall be conclusive and binding upon Parent, Seller and Buyer, and no such party shall file any tax return that is inconsistent with such allocation, and Buyer, Seller and Parent will file any required IRS Forms to report such allocation.
ARTICLE II — REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
     The Seller Disclosure Schedule delivered by Parent and Seller to IXI, a copy of which is attached to this Agreement (the “Seller Disclosure Schedule”), shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of Seller Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in Seller Disclosure Schedule, Parent and Seller jointly and severally hereby represent and warrant to IXI and Buyer as of the date hereof (or, if made as of a specified date, as of such date), as follows:
     2.1. Existence; Good Standing; Authority; Subsidiaries.
          (a) Each of Parent and Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Seller has all requisite power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. Each of Parent and Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The copies of the certificate of incorporation and bylaws (collectively, the “Organizational Documents”) of Parent and Seller, as amended to date and in full force and effect, have been provided or made available to Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Neither Parent nor Seller is in violation of any provision of its Organizational Documents.
          (b) Each of Parent and Seller has all power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent or Seller pursuant to this Agreement and the Ancillary Agreements (as hereinafter defined) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Seller, the performance by Parent and Seller of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of Parent and Seller. This Agreement has been duly executed and delivered by each of Parent and Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No other action on the part of Parent or Seller is necessary to authorize the execution and delivery of this Agreement by Parent or Seller or the consummation by Parent or Seller of the transactions contemplated hereby.
          (c) Seller has no subsidiaries.
     2.2. No Conflict; Consents. Neither the execution and delivery by Parent or Seller of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Parent or Seller of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Organizational Documents of Parent or Seller. Except as set forth on Schedule 2.2 of Seller Disclosure Schedule and assuming the consents, approvals and authorizations set forth in Schedule 3.3 of the Buyer Disclosure Schedule are obtained and are in full effect and notices set forth in Schedule 3.3 of the Buyer Disclosure Schedule have been duly given, none of the execution, delivery or the performance by Parent or Seller of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by transactions contemplated hereby: (a) results in the creation or imposition of any Lien on any of the property held by Parent or Seller; (b) requires consent to assignment or otherwise, as a result of the transactions contemplated hereby (including to maintain in full force and effect any of the Material Contracts (as defined in Section 2.10) as a result of the transactions contemplated hereby), violates, or conflicts with, or results (or will violate, conflict with or result) in a breach of any provision of, or constitutes a default (or an event that, with or without notice or lapse of time or both, would constitute a default) or gives rise to any right of termination, cancellation or acceleration, change of control rights, modification, notification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of Parent or Seller or acceleration of any right or obligation of Parent or Seller or a loss of any benefit to which Parent or Seller is entitled under any of the terms, conditions or provisions of any Material Contract; or (c) violates any order, writ, injunction, decree, statute, law, rule or regulation applicable to Parent or Seller, or requires any filing with any Person.

     2.3. Financial Statements; No Undisclosed Liabilities.
          (a) Parent and Seller have provided Buyer with copies of the following financial statements, as attached as Schedule 2.3(a) of Seller Disclosure Schedule (collectively, the “Financial Statements”): (i) the unaudited summary statement of operations of the Business for the fiscal years ended July 31, 2009 and 2010, and (ii) the unaudited summary of selected balance sheet accounts of the Business as of October 31, 2010 (the “Interim Balance Sheet”). The Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that they do not have notes) and present fairly, in all material respects, the financial position of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby.
          (b) Except as set forth in the Financial Statements, neither the Parent nor the Seller have any material liabilities or obligations, contingent or otherwise, relating to the Purchased Assets or the Business, other than (i) liabilities incurred in the ordinary course of business subsequent to the Interim Balance Sheet (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.
     2.4. Absence of Certain Changes. Except as set forth on Schedule 2.4 of Seller Disclosure Schedule, since July 31, 2010:
          (a) Parent and Seller have operated the Business only in the ordinary course of business and there has not been any Material Adverse Effect, or, to the knowledge of Parent or Seller, any event, occurrence or development with respect to the Business that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Purchased Assets (whether or not covered by insurance);
          (c) with respect to the Business, neither Parent nor Seller has purchased or otherwise acquired any material asset from any other Person, except for supplies acquired by Parent or Seller for the Business in the ordinary course of business;
          (d) with respect to the Business, other than in the ordinary course of business, neither Parent nor Seller has leased or licensed any asset from any other Person;
          (e) with respect to the Business, other than in the ordinary course of business, neither Parent nor Seller has sold or otherwise transferred, or leased or licensed, any asset to any other Person;
          (f) with respect to the Business, neither Parent nor Seller has written off as uncollectible, or established any extraordinary reserve with respect to, or collected other than in the ordinary course of business, any account receivable or other indebtedness;
          (g) neither Parent nor Seller has (i) established or adopted any Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any directors, officers, employees or independent contractors of the Business;

          (h) no Material Contract (as hereinafter defined) or any other contract related to the Business has been amended or terminated;
          (i) neither Parent nor Seller has incurred, assumed or otherwise become subject to any Liability relating to or arising out of the Business, other than accounts payable (of the type required to be reflected as current Liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Parent or Seller in bona fide transactions entered into in the ordinary course of business;
          (j) with respect to the Business, except in the ordinary course of business, neither Parent nor Seller has discharged any Lien or discharged or paid any indebtedness or other Liability, except for accounts payable that are reflected as current Liabilities in the “liabilities” column of the Interim Balance Sheet or have been incurred by Parent or Seller since October 31, 2010, in bona fide transactions entered into in the ordinary course of business;
          (k) neither Parent nor Seller has made any change in any method of accounting or accounting practice or policy used by Parent or Seller for the Business;
          (l) neither Parent nor Seller has acquired an interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, in each case, engaged in a business relating to the Business (other than outside of the Dallas-Fort Worth-Arlington, Texas, metropolitan area), or otherwise acquired any material assets related to the Business;
          (m) neither Parent nor Seller has transferred any customer of or contract related to the Business from the data center at the Leased Real Property to any other data center; and
          (n) neither Parent nor Seller has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(m)” above.
     2.5. Governmental Consents and Approvals. Except as set forth on Schedule 2.5 of Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Seller does not and will not require any consent, approval, permit, authorization, waiver or other action by, or filing with or notification to, any federal, state, local, or any non-U.S. government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”).
     2.6. Litigation. Except as set forth on Schedule 2.6 of Seller Disclosure Schedule, with respect to the Business, there is no litigation, action, suit, proceeding, inquiry, claim, arbitration or investigation pending or threatened in writing or, to the knowledge of Parent and Seller, verbally within the two years prior to the date hereof, against Parent or Seller or any of its assets or property or any of its directors or officers in their capacities as such or for which Parent or Seller is obligated to indemnify a third party. Parent and Seller are not parties to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or any arbitration ruling or any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute (or the resolution of a dispute) with any third party that relates to the Business.
     2.7. Taxes. Except as set forth on Schedule 2.7 of Seller Disclosure Schedule, Parent and Seller have filed or caused to be filed all federal, state, local and other tax returns, reports and declarations required to be filed by Parent or Seller with respect to the Business and have paid in full all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, penalties and fines)

due and owing by Parent or Seller (whether or not shown on such tax returns, reports or declarations), or pursuant to any assessment received by them in connection with such returns, reports or declarations. Such tax returns, reports and declarations filed by or on behalf of the Business are true, complete and correct in all material respects. With respect to the Business, no deficiency in payment of any Taxes for any period has been asserted against Parent or Seller by any taxing authority which remains unsettled as of the date hereof, no written inquiries have been received by Parent or Seller from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes. With respect to the Business, neither Parent nor Seller is currently the beneficiary of any extension of time within which to file any tax return, and neither Parent nor Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. “Taxes” means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.
     2.8. Real and Personal Property.
          (a) Schedule 2.8(a) of Seller Disclosure Schedule sets forth (x) a description of the real property and facilities leased in connection with the Business (each, a “Leased Real Property” and collectively, the “Leased Real Property”) and, (y) with respect to each Leased Real Property, the address, approximate square footage, annual base rent, additional rent and/or operating expenses currently being charged by any landlord based on estimates of the landlord (including any true-up for utility costs, insurance costs, and taxes), the security or other deposit collected and /or applied, including the date on which interest (if any) commenced to accrue thereon, expansion options (if any), the amount of prepaid rent, if any, and the expiration date thereof. A true and complete copy of each lease for each such Leased Real Property (including all amendments, subordination and non-disturbance agreements, estoppel certificates and related documents) (each, a “Lease” and collectively, the “Leases”) has been delivered or made available to Buyer. With respect to each Lease:
               (i) Parent or Seller, as applicable, which is the tenant under such Lease, has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property used by Parent or Seller, as applicable, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;
               (ii) the Lease has been duly authorized and executed, is in full force and effect and there is no existing material default or alleged material default by Parent or Seller, as applicable (nor would Parent or Seller be in material default or alleged to be in material default with the giving of notice, passage of time, or both), and, to the best of Parent’s or Seller’s knowledge, as applicable, except as set forth on Schedule 2.8(a)(ii) of Seller Disclosure Schedule, no party other than Parent or Seller is in default with respect to such party’s obligations under such Lease (or would be in default or alleged to be in default with the giving of notice, passage of time, or both);
               (iii) except as set forth on Schedule 2.8(a)(iii) of Seller Disclosure Schedule, all duties or obligations of Parent or Seller, as applicable, required under its respective Lease have been fully performed as of the date hereof, and the respective landlords under the Leases have no outstanding claims against Parent or Seller, as applicable. All duties or obligations of the landlords under the Leases have been fully performed as of the date hereof;

               (iv) except as set forth on Schedule 2.8(a)(iv) of Seller Disclosure Schedule, all rental or other payments due under each such Lease as of the date hereof have been paid in full;
               (v) each Lease, as it may have been modified or amended, contains the entire agreement of the landlord and Parent or Seller, as applicable, with respect to the applicable Leased Real Property and there are no other agreements, documents or arrangements (with the landlord or any other party) with respect to the use and occupancy of such Leased Real Property other than the Lease;
               (vi) Parent’s or Seller’s, as applicable, possession of the applicable Leased Real Property has not been disturbed, nor has any claim been asserted against Parent or Seller, as applicable, that is or could be adverse to Parent’s or Seller’s interests under such Lease;
               (vii) except as set forth on Schedule 2.8(a)(vii) of Seller Disclosure Schedule, such Lease is not subject to any rights of set-off, recoupment or similar deduction or offset;
               (viii) Parent and Seller are not aware of any third party (other than the landlord under Parent’s Lease) whose consent is required in connection with the assignment of the Leases, and the assignment of Parent’s or Seller’s, as applicable, rights under such Lease will not impair or conflict with the validity or enforceability of such Lease assuming that all consents and approvals required for such collateral assignment have been obtained; and
               (ix) neither Parent nor Seller, as applicable, has assigned or encumbered any of its rights, title or interest in or under such Lease nor has Parent or Seller, as applicable, agreed to any oral modifications of any of the provisions of such Lease.
          (b) Schedule 2.8(b)(x) of Seller Disclosure Schedule sets forth a true, correct and complete list of all tangible personal property, machinery, equipment, tools, machine and electric parts, supplies, computers, appliances, office furniture and fixtures and vehicles used in connection with the Business as of October 31, 2010 (collectively, the “Material Personal Property”). Except as set forth on Schedule 2.8(b)(y) of Seller Disclosure Schedule, Parent and Seller have, and at Closing shall transfer to Buyer, good, marketable and valid title to, are the exclusive legal and equitable owners of, and have the unrestricted power and right to sell, assign, and deliver to Buyer, all of the Material Personal Property and assets shown on the Interim Balance Sheet or acquired after the date of the Interim Balance Sheet and all Purchased Assets, free and clear of any Lien except for (i) assets that have been disposed of to nonaffiliated third parties since October 31, 2010 in the ordinary course of business, (ii) Liens expressly reflected in the Interim Balance Sheet, and (iii) Permitted Liens. The assets set forth on Schedule 2.8(b)(x) of Seller Disclosure Schedule constitute all of the tangible personal property assets necessary for the operation of the Business as currently conducted by Parent and Seller and reflected in the Financial Statements and Interim Balance Sheet. Each asset identified or required to be identified on Schedule 2.8(b)(x) of Seller Disclosure Schedule: (A) is structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (B) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable legal requirements; (C) is adequate and appropriate for the uses to which it is being put, and (D) is in the possession of Seller.
          (c) Seller does not own nor has it owned any real property, and Parent does not own nor has it owned any real property that is used in connection with the Business. Schedule 2.8(c) of Seller Disclosure Schedule identifies all of the assets that are being leased or licensed to Parent or Seller in connection with the Business. Parent and Seller have, and at Closing shall transfer to Buyer, good and valid leasehold interest to all of the leased or licensed assets identified or required to be identified on Schedule 2.8(c) of Seller Disclosure Schedule, free and clear of any Lien except for Permitted Liens.
          (d) The Purchased Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable Buyer to conduct the Business in the manner in which the Business is currently being conducted by Parent and Seller, such Business as it is reflected in the Financial Statements and Interim Balance Sheet.
     2.9. Customers; Vendors.
          (a) Schedule 2.9(a) of Seller Disclosure Schedule sets forth a true, complete and correct list of each customer, by revenue (in accordance with Parent’s revenue recognition policies), of the Business from January 1, 2010 through October 31, 2010 (the “Customers”), and listing such revenue for the fiscal years ended July 31, 2009, and July 31, 2010, together with the following, for each Customer: (i) the billing amount during each of the three calendar months ending October 31, 2010 attributed to such Customer broken out by monthly recurring charges for space, power and cross-connects (taking into account discounts, rebates, warranty claims, and other setoffs) generated by the Business from sales of services to such Customer; (ii) the contractual power commitment (calculated as the number and size of power circuits being billed) to such Customer as of December 2, 2010; (iii) the current power utilization (measured by clamp meter in the data center by Parent’s data center manager) by such Customer as of a recent date but no later than October 31, 2010; and (iv) any credit issued (for the twelve calendar months ending October 31, 2010) to such Customer for any triggered penalty clauses or violations of quality of service, service level objectives, or similar provisions under any service level agreement or similar agreement with such Customer (“SLA Credit”). None of Parent or its Affiliates (including Seller) has received any notice or other communication (in writing or, to the knowledge of Parent or its Affiliates (including Seller), in any other manner) indicating that any Customer identified, or required to be identified, on Schedule 2.9(a) of Seller Disclosure Schedule has cancelled or may cancel a sales order or contracted service, or has made or may make a claim against, the Business (including against Parent, Seller, or any of their Affiliates) regarding its invoice amount or contracted service. None of Parent or its Affiliates (including Seller) has actual knowledge of any definitive plans of a Customer that would cause a decrease in revenue or termination by such Customer of its relationship with the Business, including as a result of the transactions contemplated by this Agreement. As of October 31, 2010, a total of 636 cross-connects are installed and billing to customers of the Business.
          (b) Schedule 2.9(b) of Seller Disclosure Schedule sets forth a true, complete and correct list of each vendor (and its known affiliates) of the Business (including vendors providing infrastructure maintenance, telecom, operating systems, electricity or hardware) (the “Vendors”), to which Parent or Seller has paid at least $10,000 annually in respect of the Business or that is otherwise material to the Business, for the twelve calendar months ending October 31, 2010. Parent and Seller, to their knowledge, have a good working relationship with each of the Vendors. None of Parent or its Affiliates (including Seller) has received any notice or other communication (in writing or, to the knowledge of Parent or its Affiliates (including Seller), in any other manner) indicating that any vendor identified, or required to be identified, on Schedule 2.9(b) of Seller Disclosure Schedule has ceased or may cease dealing with, or has materially and adversely changed or may materially and adversely change the terms upon which it provides goods or services to, the Business (including to Parent, Seller, or any of their Affiliates), and Parent and its Affiliates (including Seller) do not know of any definitive plans of any Vendor to cease dealing with or effect such material adverse change in the terms upon which it provides goods or services to the Business (including to Parent, Seller, or any of their Affiliates) or terminate its relationship with the Business (including with Parent, Seller, or any of their Affiliates), including as a result of the transactions contemplated by this Agreement.

          (c) Schedule 2.9(c) of Seller Disclosure Schedule sets forth a list of all material (which shall include, without limitation, any disputes involving more than $5,000 individually or as part of a series of related disputes), unresolved customer billing or service disputes pursued in writing by such Customers or Vendors or threatened verbally.
          (d) As of two (2) days before the Closing the Company has signed orders with each of the parties, in the amount of MRR in each case and pursuant to the order numbers and terms as set forth on Schedule 2.9(d) of the Seller Disclosure Schedule.
     2.10. Contracts and Commitments.
          (a) Schedule 2.10 of Seller Disclosure Schedule sets forth a true, complete and correct list (including all amendments, modifications or supplements with respect thereto) of the following agreements (written or oral) to which Parent or Seller, as applicable, is a party, that relate to the Business, to the extent any such agreement (i) is currently in effect or (ii) has been terminated on or prior to the date hereof but contains provisions that survived such termination and such provisions are currently in effect (other than provisions that customarily survive such termination and do not relate to the principal business purpose of such agreement and which do not create any material or ongoing financial or other Liability to Buyer):
               (i) any loan agreement, note, mortgage, indenture, security agreement and other agreement and instrument relating to the borrowing of money;
               (ii) any agreement (or group of related agreements) between Parent or Seller and any customer or vendor of Parent or Seller (including any Affiliates of either) relating to the Business;
               (iii) any agreement (or group of related agreements) under which Parent or Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations and operating lease commitments) involving more than $10,000 or under which Parent or Seller has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Business;
               (iv) any agreement for the disposition of any portion of the assets of the Business (other than sales in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity, relating to the Business (other than purchases in the ordinary course of business);
               (v) any agreement concerning area-of-interest, stand-still, non-competition, exclusivity, non-solicitation, non-recruitment or other such provisions or covenants that, in each case, restricts any conduct of the Business with respect to geographical area of operations or scope or type of business of Parent or Seller, other than non-competition agreements entered into between Parent or Seller and employees or consultants and that do not restrict Parent or Seller with respect to non-competition;
               (vi) any employment or consulting agreement (other than offer letters for at-will employment for employees that do not provide for any severance benefit upon such employee’s termination), for employees or consultants providing services solely to the Business;
               (vii) any collective bargaining or similar agreement relating to the Business;

               (viii) any agreement concerning equal opportunity or similar hiring or contracting requirements, provisions or covenants;
               (ix) any agreement with any Governmental Authority; and
               (x) any other material agreement, including a guarantee, not entered into in the ordinary course of business that relates to the Business.
          (b) All contracts, agreements and instruments listed or which are required to be listed on Schedule 2.10 of Seller Disclosure Schedule, except those contracts, agreements and instruments listed on Schedule 1.1(b)(vii), and all other Assumed Contracts (collectively, the “Material Contracts”) are valid and are in full force and effect and constitute legal, valid and binding obligations of Parent or the Seller and, to the knowledge of Parent and Seller, of the other parties thereto, and are enforceable in accordance with their respective terms subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity and constitute all contracts, agreements and instruments to which Parent, Seller, or any of their respective assets are bound relating to the Business. Neither Parent nor Seller is in default and to the knowledge of Parent and Seller, no other party is in default in complying with any provisions of any Material Contract, and to the knowledge of Parent and Seller, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of Parent or Seller.
          (c) Neither Parent nor Seller is in default under any Assumed Obligation.
          (d) Parent and Seller have provided to Buyer accurate and complete copies of all Material Contracts.
     2.11. Receivables; Payables.
          (a) Schedule 2.11(a) of Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables relating to the Business as of the date of the Interim Balance Sheet. Except as set forth in Schedule 2.11(a) of Seller Disclosure Schedule, all accounts receivable relating to the Business (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected): (i) represent valid and enforceable obligations of customers of the Business arising out of bona fide transactions entered into in the ordinary course of business; (ii) are current and collectible at the recorded amounts thereof (net of any applicable reserves for doubtful accounts reflected on the Interim Balance Sheet); and (iii) to the knowledge of Parent and Seller, are not subject to any defense, offset, or counterclaim. Schedule 2.11(a) of Seller Disclosure Schedule identifies all unreturned security deposits and other deposits, including Customer Deposits, made by, or held by any Person for the benefit of, the Business.
          (b) Schedule 2.11(b) of Seller Disclosure Schedule sets forth an aging of the Business’s accounts payable and other current Liabilities as of the Interim Balance Sheet. The Business’s accounts payable and other material obligations, including payroll and benefits, indebtedness, rent, lease and license obligations, vendor payables and Taxes, including amounts arising after July 31, 2010, are current and being paid in the ordinary course of business and neither Parent nor Seller has delayed or postponed the payment of accounts payable outside the ordinary course of business or deviated from or altered any of its practices, policies or procedures in paying accounts payable. The Assumed Liabilities as of the Closing Date will reflect valid, bona fide obligations of the Business.
     2.12. Inventory. Schedule 2.12 of Seller Disclosure Schedule provides an accurate and complete breakdown of all Inventory as of the date of the Interim Balance Sheet. All of the Inventory (including all inventory that is reflected on the Interim Balance Sheet and that has not been disposed of since the date of the Interim Balance Sheet): (a) is of such quality and quantity as to be usable and saleable in the ordinary course of business; (b) is not materially obsolete or damaged, normal wear and tear excepted; (c) has been priced at the lower of cost or market value using the “last-in, first-out” method; and (d) is free of any defect or deficiency. The inventory levels maintained by the Business (i) are not excessive in light of the Business’s normal operating requirements, (ii) are adequate for the conduct of the Business in the ordinary course of business, and (iii) are comparable to the inventory levels maintained by entities (other than Parent or Seller) that are engaged in businesses similar to the Business.
     2.13. Intellectual Property.
          (a) To the best of its knowledge, Parent and Seller own or possess sufficient legal rights to all Intellectual Property and Intellectual Property Rights necessary for the conduct of the Business as now conducted and as presently proposed to be conducted, without any known infringement by Parent or Seller of the rights of others or by others of the rights of Parent or Seller. There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is Parent or Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person or entity used or held for use in the Business other than such licenses or agreements arising out of the purchase of “off the shelf” or standard products.
          (b) Neither Parent nor Seller has received any written communications alleging that Parent or Seller has violated, by conducting the Business, any of the Intellectual Property Rights of any other Person or entity, nor is Parent or Seller aware of any basis therefor.
     2.14. Employee and Labor Matters.
          (a) Seller does not have, and has not had since it was acquired by Parent, any employees or independent contractors. Each employee or independent contractor of Parent that devotes substantially all of his or her time to the Business is a “Parent Employee” set forth on Schedule 2.14(a) of Seller Disclosure Schedule. Schedule 2.14(a) of Seller Disclosure Schedule accurately sets forth, with respect to each Parent Employee (including any such Parent Employee who is on a leave of absence or on layoff status):
               (i) the name of such Parent Employee and the date as of which such Parent Employee was originally hired by Parent;
               (ii) such Parent Employee’s current title;
               (iii) the aggregate dollar amount of the cash compensation (including wages, salary, commissions, director’s fees, bonuses, profit-sharing payments and other payments of any type) received by such Parent Employee from either Parent or the Seller during 2010;
               (iv) such Parent Employee’s annualized compensation as of the date of this Agreement;

               (v) Parent Employee Plan in which such employee participates or is eligible to participate;
               (vi) any reimbursement obligation of such Parent Employee to Parent or any of its Affiliates, including any such obligation in connection with the consummation of the transactions contemplated by this Agreement and the termination of such Parent Employee and subsequent hiring of such Parent Employee, if at all, by Buyer; and
               (vii) any Permit (as defined in Section 2.19(b) below) that is held by such Parent Employee and that relates to or is useful in connection with the Business.
          (b) The employment of each of Parent Employees is terminable by Parent at will. Parent and Seller have delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Employees.
          (c) To the knowledge of Parent and Seller:
               (i) No Parent Employee intends to terminate his or her employment with Parent;
               (ii) no Parent Employee has received an offer to join a business that may be competitive with the Business; and
               (iii) no Parent Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on: (A) the performance by such Parent Employee of any of his duties or responsibilities as a Parent Employee; or (B) the Business.
          (d) Neither Parent nor Seller is a party to or bound by, and neither Parent nor Seller has ever been a party to or bound by, any union contract or collective bargaining agreement related to the Business.
          (e) There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute related to the Business, and no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to, or provide a basis for, the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of Parent and Seller, threatened or reasonably anticipated, relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints.
          (f) No independent contractor of Seller is eligible to participate in Parent Employee Plan.
     2.15. Employee Benefit Plans.
          (a) As of the Closing Date, full payment to Parent Employee Plan of all contributions or other remittances or payments (including all employer contributions, employee salary reduction contributions, premiums and other amounts) that are required to be made by Parent or Seller or their respective ERISA Affiliates under the terms thereof and under ERISA or the Code in respect of the current and prior plan years, if any, have been made on a timely basis.
          (b) Parent Employee Plan complies in all material respects in form and in operation and has been administered substantially in accordance with its terms and any applicable provisions of ERISA, the Code and all other laws.
          (c) No Parent Employee Plan currently or previously maintained or contributed to by any of Parent or Seller, or their respective ERISA Affiliates or with respect to which any of Parent or Seller, or their respective ERISA Affiliates has or had any liability (actual or contingent) is (i) a “multiple employer plan” as described in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or subject to Title IV of ERISA or (iii) a pension plan subject to the funding standards of Section 302 of ERISA or Sections 412 or 430 of the Code, and none of Parent, Seller, nor any of their respective ERISA Affiliates has previously maintained or had an obligation to contribute to any such plans.
          (d) With respect to Parent Employee Plan presently or previously maintained or contributed to by any of Parent, Seller, or their respective ERISA Affiliates that is intended to be Qualified Plan, each such Parent Employee Plan is so qualified under Section 401(a) of the Code, its related trust is tax-exempt under the Code and there are no existing facts or circumstances that could reasonably be expected to adversely affect such Parent Employee Plan’s qualification under Section 401(a) and related sections of the Code or such related trust’s tax-exempt status.
          (e) With respect to Parent Employee Plan, no event has occurred, and there exists no condition or circumstances, including the consummation of the transactions contemplated by this Agreement, in connection with which Buyer could, directly or indirectly, be subject to any liability under ERISA, the Code or any other applicable law for any liability relating to Parent Employee Plan.
          (f) None of the Purchased Assets are subject to any Lien under ERISA Section 302(f) or Code Sections 412(n) or 430(n).
     2.16. Environmental Matters.
          (a) Parent and Seller are in material compliance with Environmental Laws with respect to the Business (which compliance includes, but is not limited to, the possession by Parent and Seller of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Parent and Seller have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to the Business, including any investigatory, remedial or corrective obligations, relating to the Business or the Business’s facilities arising under Environmental Laws. There is no Environmental Claim pending or, to the knowledge of Parent or Seller, threatened in writing or verbally against Parent or Seller. There are no past or present actions, activities, circumstances, conditions, events or incidents which reasonably would be expected to form the basis of an Environmental Claim against Parent or Seller.
          (b) Except as set forth on Schedule 2.16(b) of Seller Disclosure Schedule, neither Parent nor Seller has ever generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) with respect to the operation of the Business. Except as set forth on

Schedule 2.16(b) of Seller Disclosure Schedule, no Seller has ever permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Parent or Seller with respect to the operation of the Business; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Parent or Seller in connection with the operation of the Business.
          (c) To the knowledge of Parent and Seller, all property that is leased to, controlled by or used by Parent or Seller with respect to the Business, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination of any nature.
          (d) Each storage tank or other storage container that is or has been leased to, controlled by or used by Parent or Seller with respect to the Business, or that is located on or beneath the surface of any real property leased to, controlled by or used by Parent or Seller with respect to the Business: (i) is in sound condition; and (ii) is free of any corrosion or leaks.
          (e) “Environmental Claim” means any action, investigation or notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release of any hazardous materials at any location, whether or not owned or operated by the Seller, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          (f) “Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), and other similar state and local statutes.
          (g) “Hazardous Material” includes: (i) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (ii) any waste, gas or other substance or material that is explosive or radioactive; (iii) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other legal requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (iv) any other substance or material (regardless of physical form) or form of energy that is subject to any legal requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (v) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(i)”, “(ii)”, “(iii)” or “(iv)” above.
     2.17. Insurance. Schedule 2.17 of Seller Disclosure Schedule sets forth a true and correct summary of the insurance policies or binders held by, or for the benefit of, Parent and Seller and their respective directors, officers, employees and agents with respect to the Business. Except as set forth in Schedule 2.17 of Seller Disclosure Schedule, (a) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by Parent or Seller as to which the insurers have denied liability, (c) Parent and Seller have complied in all material respects with the provisions of such policies and (d) there exist no material claims of Parent or Seller under such insurance policies or binders that have not been properly and timely submitted by Parent or Seller to its insurers.
     2.18. Brokers. Except as set forth on Schedule 2.18 of Seller Disclosure Schedule, neither Parent nor Seller has entered into any contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s, finder’s, success fee or any other commission or similar fee in connection with the transactions contemplated hereby.
     2.19. Compliance with Laws; Permits.
          (a) Neither Parent nor Seller is in material default or violation of, and to the knowledge of Parent and Seller, no event has occurred with respect to the Business that, with the lapse of time or the giving of notice or both would result in the violation of or default under, any law applicable to the Business or by which the Purchased Assets or any other property or asset of Parent or Seller related to the Business is bound. Neither Parent nor Seller has received any written notice or written communication from any Governmental Authority alleging material noncompliance with any applicable law.
          (b) Parent and Seller are in possession of all authorizations, licenses, permits, certificates, and approvals of any Governmental Authority necessary for Parent and Seller to own, lease and operate its properties and to conduct the Business as it is currently being conducted (the “Permits”), and all such Permits are set forth on Schedule 2.19(b) of Seller Disclosure Schedule. The Permits set forth or required to be set forth on Schedule 2.19(b) of Seller Disclosure Schedule are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the transactions contemplated hereby, (ii) otherwise prevent or materially delay performance by Parent or Seller of any of their material obligations under this Agreement or any Ancillary Agreement (as hereinafter defined) or (iii) result in a Material Adverse Effect.
      2.20. Performance of Services. All services that have been performed on behalf of the Business were performed in material conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable legal requirements. There is no claim pending or being threatened against Parent or Seller relating to any services performed by Parent or Seller with respect to the Business, and, to the best of the knowledge of Parent and Seller, there is no reasonable basis for any such claim. Parent and Seller shall have provided to Buyer a true and complete copy of any service performance or adverse service incidents log or record reflecting all customer complaints or service incidents for the twenty-four (24) months immediately preceding the Closing.

     2.21. Solvency. On the Closing Date, after giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Agreements and the payment of all fees, costs and expenses payable by Parent and or Seller with respect to the transactions contemplated hereby and by the Ancillary Agreements, but excluding, as to Seller only, any Liabilities Seller has pursuant to that certain Amended and Restated Credit Agreement, dated as of September 12, 2007 (as amended, supplemented or otherwise modified from time to time), by and among Parent, certain subsidiaries of Parent, including Seller, the lenders party thereto, CIBC World Markets Corp., CIT Lending Services Corporation, and Canadian Imperial Bank of Commerce, neither Parent nor Seller is now insolvent and neither Parent nor Seller will be rendered insolvent by any of the transactions contemplated hereby or thereby. As used in this section, “insolvent” means (i) that the sum of the debts and other probable Liabilities of Parent or Seller, as applicable, exceeds the present fair saleable value of Parent’s or Seller’s respective assets or (ii) Parent or Seller are unable to pay their debts and Liabilities, as such debts and Liabilities become absolute and matured in the ordinary course.
     2.22. Full Disclosure. Neither this Agreement nor any of the Ancillary Agreements (as hereinafter defined) contains or will contain any untrue statement of fact; and neither this Agreement nor any of the Ancillary Agreements (as hereinafter defined) omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF BUYER
     The Buyer Disclosure Schedule delivered by IXI to Parent and Seller, a copy of which is attached to this Agreement (the “Buyer Disclosure Schedule”), shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of Buyer Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in Buyer Disclosure Schedule, IXI and Buyer hereby jointly and severally represent and warrant to Parent and Seller as of the date hereof (or, if made as of a specified date, as of such date), as follows.
     3.1. Existence; Good Standing; Authority.
          (a) IXI is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. IXI has all requisite limited liability company power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its respective properties and carry on its respective businesses as currently operated and conducted. IXI is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the laws of any other jurisdiction in which the character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. IXI is not in violation of any provision of its certificate of formation or limited liability company agreement.
          (b) Buyer is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its respective properties and carry on its respective businesses as currently operated and conducted. Buyer is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the laws of any other jurisdiction in which the character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Buyer is not in violation of any provision of its certificate of incorporation or bylaws.
          (c) IXI has the limited liability company power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of IXI pursuant to this Agreement and the Ancillary Agreements (as hereinafter defined) and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by IXI, the performance by IXI of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of IXI. This Agreement has been duly executed and delivered by IXI and, assuming the due authorization, execution and delivery of this Agreement by Parent and Seller, this Agreement constitutes a legal, valid and binding obligation of IXI, enforceable against IXI in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No other limited liability company or similar action on the part of IXI is necessary to authorize the execution and delivery of this Agreement by IXI or the consummation by IXI of the transactions contemplated hereby.
          (d) Buyer has the corporate power and authority to assume this Agreement and to execute and deliver a joinder to this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement and the Ancillary Agreements (as hereinafter defined) and to carry out the transactions contemplated hereby and thereby. The assumption of this Agreement by Buyer, the execution and delivery of the joinder to this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly contributed to, assumed by, and executed, delivered, and joined by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Parent and Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No other corporate or similar action on the part of Buyer is necessary to authorize the execution and delivery of the joinder to this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
      3.2. No Conflict. Neither the execution and delivery by IXI, nor the assumption and joinder by Buyer, of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of (i) IXI’s certificate of formation or limited liability company agreement or (ii) Buyer’s certificate of incorporation or bylaws or (iii) other organizational documents applicable to any Buyer Party. Except as set forth on Schedule 3.2 of the Buyer Disclosure Schedule, the execution and delivery by IXI, and the assumption by Buyer of, and the execution and delivery by Buyer of the joinder to, this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, will neither (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which any Buyer Party is a party, or by which any Buyer Party or any of their respective properties are bound, except, in each case, as would not have a Material Adverse Effect, nor (ii) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to any Buyer Party.

     3.3. Consents and Approvals. Except as set forth on Schedule 3.3 of the Buyer Disclosure Schedule, the execution, delivery, performance, and contribution of this Agreement or the joinder hereto, as the case may be, by the Buyer Parties will not require any consent, approval, permit, authorization or other action by, or filing with or notification to, any Governmental Authority.
     3.4. Brokers. No Buyer Party has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.
     3.5. Performance of Services. After giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, Buyer is able to duly perform all duties and obligations under the Purchased Assets and the Assumed Obligations.
     3.6. Solvency. After giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Agreements and the payment of all fees, costs and expenses payable by each Buyer Party with respect to the transactions contemplated hereby and by the Ancillary Agreements, no Buyer Party is now insolvent nor will any Buyer Party be rendered insolvent by any of the transactions contemplated hereby or thereby, including the Contribution. As used in this section, “insolvent” means (i) that the sum of the debts and other probable liabilities of such Buyer Party, as applicable, exceed the present fair saleable value of such Buyer Party’s assets or (ii) such Buyer Party is unable to pay its debts and liabilities, as such debts and liabilities become absolute and matured in the ordinary course.
ARTICLE IV — CERTAIN COVENANTS OF THE PARTIES
     4.1. Confidentiality.
          (a) The parties acknowledge that the information being exchanged in connection with the Contemplated Transactions is subject to and the parties shall each adhere to the terms and conditions of that certain Mutual Non-Disclosure Agreement dated as of August 19, 2010, by and between IXI and Parent, including any addendum thereon and any amendment thereto (the “Confidentiality Agreement”) and the parties acknowledge that they are deemed to have received such information as a “Receiving Company” with all the related rights and obligations set forth in the Confidentiality Agreement; provided, however, from and after the Effective Time, treatment of Confidential Information (as defined below) shall be governed by Section 4.1(b). “Confidential Information” means, to the extent a Purchased Asset, any and all nonpublic information, know how, process, data, and trade secrets, however (and regardless of whether or not) documented.
          (b) On and after the Effective Time, neither Buyer, Parent nor Seller shall (and shall take such action necessary to cause each of such party’s representatives and Affiliates not to) disclose, use or reproduce any Confidential Information. Nothing contained in this Section 4.1(b) shall be deemed to prevent disclosure of any of the Confidential Information if, in the reasonable opinion of a party’s legal counsel, such disclosure is legally required to be made in a proceeding pursuant to a valid subpoena or other applicable judgment; provided, however, such party shall give the other parties prompt written notice before disclosing any Confidential Information in any such proceeding and, in making such disclosure, shall disclose only that portion of the Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality of the Confidential Information, including supporting the other parties (at such other party’s expense) in any intervention by other party in such proceeding.
          (c) Each of Parent and Seller hereby acknowledges and agrees that such party’s (or any of such party’s representative’s or Affiliate’s) disclosure of the Confidential Information, other than as authorized by the prior written consent of Buyer, will result in irreparable injury and damages to Buyer and its Affiliates, and each of Parent and Seller acknowledges and agrees that Buyer is entitled to take such action as Buyer deems appropriate in order to prevent each of Parent and Seller (or any of such party’s representatives or Affiliates) from making disclosures of the Confidential Information.
     4.2. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by satisfying all closing conditions applicable to such party, as set forth in Article V below. Notwithstanding any confidentiality obligations pursuant to Section 4.1 or the Confidentiality Agreement, prior to Closing and without any other party’s prior written consent, each party shall be permitted to provide information regarding this Agreement and the transactions contemplated hereby in any disclosures required to be made by law or by the rules of any applicable self-regulatory organization, including the Securities and Exchange Commission (the “SEC”); provided, however, that such party will use its commercially reasonable best efforts to allow the other applicable party and its counsel commercially reasonable time to comment on the documents, or drafts of the documents, in which such confidential information is to be used or disclosed.
     4.3. Press Releases. The parties hereto will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all of the parties hereto, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to, and only to, the extent that such action and the specific, substantive content of such press release or public announcement, including any specific terms of the transaction contemplated by this Agreement, such as the purchase price or other consideration, is, based on the advice of outside legal counsel or auditors, required by GAAP, required by law or by the rules of any applicable self-regulatory organization, including the SEC, to be disclosed in which event such party will use its commercially reasonable efforts to allow the other parties and their counsel commercially reasonable time to comment on such press release or public announcement in advance of its issuance. Notwithstanding the foregoing, Parent will disclose the execution and Closing of this Agreement on Form 8-K, filed with the SEC and will file this Agreement as an exhibit to its next Quarterly Report on Form 10-Q, filed with the SEC. Notwithstanding the foregoing, Buyer may disclose this Agreement and the transactions contemplated by this Agreement to potential sources of financing provided such sources of financing are bound by confidentiality.
     4.4. Conveyance Taxes; Costs. Parent and Seller on the one hand, and Buyer on the other hand, shall each bear and pay one half of any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and similar Taxes that become payable in connection with the acquisition by Buyer of the Purchased Assets and other transactions contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.
     4.5. Books and Records. Buyer shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Purchased Assets or the Business and make the same available for inspection and copying by Parent, Seller or any representative of Parent or Seller at the expense of Parent or Seller during the normal business hours of Buyer upon reasonable request and upon reasonable notice. Parent and Seller shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Business that are Excluded Assets or Excluded Liabilities and make the same available for inspection and copying by Buyer or any representative of Buyer at the expense of Buyer during the normal business hours of Parent and Seller upon reasonable request and reasonable notice.
     4.6. Use of Name; License. Following the Closing, Parent and Seller shall continue to own and to have the exclusive right, to the extent existing prior to the Closing, to use the names and trademarks “NaviSite”, “CBT”, “BJK” and “ClearBlue,” and any derivations thereof. Buyer may reference the names “NaviSite”, “CBT”, “BJK” and “ClearBlue,” and any derivations thereof during the 90-day period following the Closing Date solely for the purpose of notifying customers and suppliers of the sale of the Business to Buyer. However, Buyer shall not represent or imply that any such notification or other communication issued by the Buyer is being sent by Parent, Seller or their Affiliates.
     4.7. Endorsement of Checks; Further Actions. From and after the Closing, Parent and Seller shall cooperate with Buyer and Buyer’s Affiliates and representatives, and shall execute and deliver such documents and take such other actions as Buyer may reasonably request, for the purpose of evidencing the transactions contemplated by this Agreement and putting Buyer in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, Parent and Seller hereby authorize Buyer following the Closing to endorse, for deposit only, Parent’s or Seller’s name on, as the case may be, and collect for Parent’s or Seller’s account, as the case may be, any checks received by Buyer in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. From and after the Closing, if any funds are received by Parent or Seller that are included in, or represent payment of receivables included in, the Purchased Assets, Parent or Seller will promptly turn the same over to Buyer and in any event within fifteen (15) business days after Parent’s or Seller’s receipt thereof. Parent and Seller hereby irrevocably nominate, constitute and appoint Buyer as the true and lawful attorney-in-fact of Parent and Seller (with full power of substitution) effective as of the Closing, and hereby authorize Buyer, in the names of and on behalf of Parent and Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any proceeding and to take any other action (on or at any time after the Closing) that Buyer, in its sole discretion, reasonably deems appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets; (ii) defending or compromising any claim or proceeding relating to any of the Purchased Assets; or (iii) otherwise carrying out or facilitating any of the transactions contemplated by this Agreement. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, upon effectiveness, and shall survive the dissolution or insolvency of Parent and Seller.
     4.8. Consents. Before the Closing, Parent and Seller shall obtain all Necessary Consents (as defined herein) and shall use commercially reasonable efforts to obtain all consents set forth or required to be set forth on Schedules 2.2 and 2.5 of Seller Disclosure Schedule (the “Required Consents”). After the Closing, Parent, Seller and Buyer will cooperate and will each use commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by this Agreement, including the Required Consents that are not obtained prior to the Closing, and once such a consent is obtained, in form and substance reasonably acceptable to Buyer, any applicable Assumed Contract or asset shall be deemed assigned to Buyer in accordance with the terms and limitations of this Agreement. All Necessary Consents delivered at Closing shall be deemed to be in a form and substance acceptable to all Buyer Parties. Notwithstanding anything to the contrary herein, this Agreement shall not operate to assign any agreement, lease, contract, license, commitment, understanding or undertaking, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of another party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Parent, Seller or Buyer thereunder. In the event that a consent required to assign any such agreement, lease, contract, license, commitment, understanding or undertaking is not obtained prior to the Closing or if an asset or assets are otherwise not assignable hereunder (each such asset a “Non-Transferable Asset”), then, from and after the Closing and, with respect to each such Non-Transferable Asset, until the earlier to occur of (a) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to Buyer or (b) such time as the material benefits and associated liabilities intended by the terms of this Agreement to be transferred or assigned to Buyer have been procured by alternative means pursuant to this Agreement or acceptable to Buyer in its sole discretion, (i) the Non-Transferable Assets shall be held by Parent or Seller in trust exclusively for the benefit of Buyer to the extent permitted under applicable laws, and Parent and Seller shall use commercially reasonable efforts to perform and discharge all of the liabilities and other obligations of Parent and Seller under the terms of all such Non-Transferable Assets in effect as of the Closing and at Seller’s expense and (ii) Parent and Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer all of the benefits and associated liabilities of Parent and Seller under the terms of such Non-Transferable Assets to the extent such Non-Transferable Assets would otherwise be deemed Purchased Assets and Assumed Obligations under the terms of this Agreement, including by promptly paying to Buyer any monies received by Parent or Seller from and after the Closing under such Non-Transferable Assets attributable thereto. In the event that Parent and Seller are unable to obtain any consent from any Person under any Non-Transferable Asset after the Closing through the use of commercially reasonable efforts and Buyer has not received the material benefits of a Non-Transferable Asset, Buyer shall be entitled to procure the material rights and benefits, together with the associated liabilities, of Parent and Seller under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new contracts with third persons or otherwise; provided, however, that in the event that Buyer shall exercise its rights under this last sentence of this Section 4.8 in respect of any Non-Transferable Asset, the obligations of Parent and Seller under this Section 4.8 in respect of such Non-Transferable Asset shall thereupon cease and expire; and provided, further, however, nothing herein shall constitute a waiver of any right or remedy of Buyer.
     4.9. Certain Tax Matters.
          (a) Parent and Seller shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets and the Business for periods ending on or prior to the execution of this Agreement, and shall make all payments required with respect to such Tax Returns. Buyer shall be responsible for preparing and filing all Tax Returns with respect to the Acquired Assets and the Business for periods ending after the execution of this Agreement, and to the extent that any Taxes due with respect to such Tax Returns are attributable to the portion of the taxable period ending on or prior to the execution of this Agreement, Parent shall promptly reimburse Buyer for such Taxes.
          (b) All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the execution of this Agreement, shall be prorated between Buyer on one hand and Parent and Seller on the other hand as of the execution of this Agreement. Parent and Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to the execution of this Agreement. Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the execution of this Agreement.
          (c) Parent and Buyer shall provide the other party and its Affiliates with such assistance as may reasonably be requested by the other party in connection with the preparation of any

Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 4.9(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.
          (d) Prior to Closing, at Buyer’s request, Parent or Seller, as applicable, shall request from the Texas Comptroller a “certificate of no tax due” representing that no Taxes are currently due from Seller (“Tax Clearance Certificate”).
     4.10. [Reserved].
     4.11. [Reserved].
     4.12. Certain Costs and Actions.
          (a) On or prior to the Closing, Parent and Seller shall have caused the following to occur: (i) the completion of the facilities maintenance and testing set forth on Schedule 4.12(a) with a normal maintenance due date (as set forth on Schedule 4.12(a)) occurring on or before the Closing Date (the “Annual Maintenance”); (ii) the preparation of a written summary report by the third party performing the Annual Maintenance identifying any issues or deficiencies raised in the Annual Maintenance (the “Maintenance Summary”); (iii) the remedy of any material issues or deficiencies identified in the Maintenance Summary, including any issues or deficiencies identified by Buyer in its reasonable discretion; and (iv) the delivery of the Maintenance Summary to Buyer, together with a line-item reconciliation of the remediation steps taken by Parent or Seller to resolve any material issues or deficiencies identified in the Maintenance Summary (the “Remediation Summary”).
          (b) Within 15 business days of receiving notice of a Rent True-Up (as defined below) from Buyer or the landlord under any Lease, Parent and Seller shall pay, or cause to be paid, to Buyer the daily pro rata amount (represented by the relationship the period from the beginning of the applicable lease year, through and including the Closing Date, bears to such entire lease year) of any true-up for utility costs, insurance costs, Taxes, or similar additional rent or operating expenses, if any, as the case may be, pursuant to obligations of the tenant under each Lease, such amount to be adjusted for any credit owed by the landlord under such Lease over such period (“Rent True-Up”). Any overpayment by Parent to the landlord under any Lease shall be returned to Parent.
          (c) Lease Default Matters
               (i) In the event that Buyer defaults (as defined by Article 6.1 of the Lease) or fails to satisfy, subject to cure as set forth in the Lease, the on-time payment requirements under the Lease (a “Lease Default”) while Parent still has any continuing liability under the Lease, at the written request of Parent to Buyer, Parent, Seller, and Buyer shall promptly execute a joint letter of instruction to the Escrow Agent for the release to Seller, pursuant to Section 3(b) of the Escrow Agreement, of all Escrowed Funds not-yet released pursuant to the terms of the Escrow Agreement, without reservation for Unresolved Escrow Claims (as defined in the Escrow Agreement).
               (ii) Buyer shall promptly, and in any event within two (2) business days, after receipt of any notice from Landlord concerning any failure of Buyer to pay the Base Rental amount when due and payable under the terms of the Lease (“Default Notice”), notify Parent in writing of such notice from the Landlord, including a copy of such notice. Parent shall have the right but not the obligation to pay any amounts referenced in a Default Notice on behalf of Buyer (each, a “Default Notice Payment”) and shall be entitled to immediately recover the amount of any Default Notice Payment from Escrowed Funds not-yet released pursuant to the terms of the Escrow Agreement, without reservation for Unresolved Escrow Claims, upon presentation to Escrow Agent of a certificate signed by Parent’s Chief Financial Officer certifying that a Default Notice Payment has been made, stating the amount of such payment and attaching as exhibits thereto a copy of the relevant Default Notice and proof of payment of such Default Notice Payment (a “Lease Default Certificate”).
               (iii) Upon a Lease Default, Buyer shall indemnify Parent for and hold Parent harmless from any losses and expenses Parent incurs as a result of such Lease Default, and Buyer shall remain liable to Parent for any and all such losses and expenses until Parent is made whole. Upon a Default Notice Payment, Buyer shall indemnify Parent for and hold Parent harmless from any and all such amounts until Parent is made whole (from the Escrowed Funds or otherwise), and shall reimburse Parent for any Default Notice Payment amounts not otherwise promptly released by Escrow Agent pursuant to a properly submitted Lease Default Certificate.
     4.13. Waiver and Release.
          (a) Parent, on behalf of itself; its past, present and future assigns; its Affiliates and each Person controlling or under common control with Parent (such parties, collectively, the “Releasing Parties”), hereby generally, irrevocably, unconditionally and completely releases and forever discharges (i) each of the Released Employees (as defined below) from, and hereby irrevocably, unconditionally and completely waives and relinquishes each of the Released Employee Claims (as defined below); and (ii) Released Seller (as defined below) from, and hereby irrevocably, unconditionally and completely waives and relinquishes each of the Released Seller Claims.
          (b) “Released Employees” shall mean Jeffrey Ferris, Aaron Lampton and Erik Yrjana.
          (c) “Released Seller” shall mean Seller and Seller’s successors and past, present and future assigns, directors, managers, officers, employees, agents, attorneys and representatives.
          (d) “Released Employee Claims” shall mean and include each past, present and future dispute, claim, controversy, demand, right, obligation, liability, action and cause of action of every kind and nature, whether arising in tort or contract, that (i) seeks to recapture or repayment of funds duly and properly advanced by any Releasing Party to any Released Employee, (ii) arises from any assignment of inventions entered into by any Released Employee, as related to the Purchased Assets, or (iii) relates to Released Employee violation occurring on or after Closing, of non-competition provisions between any Released Employees and any Releasing Party.
          (e) “Released Seller Claims” shall mean and include each past, present and future dispute, claim, controversy, demand, right, obligation, liability, action and cause of action of every kind and nature, whether arising in tort or contract, that (i) arises out of an alleged violation of Environmental Laws, or (ii) may be asserted by Parent in its capacity as an equity holder of Seller.
          (f) Each Released Employee shall be a third party beneficiary of this Agreement for the limited purpose of Section 4.13(a)(i) of this Agreement.

ARTICLE V — DELIVERIES AT CLOSING
      5.1. Parent and Seller Deliveries at Closing. At the Closing, Parent and Seller will deliver or cause to be delivered to Buyer the following, all in form and substance satisfactory to Buyer (collectively, the “Seller Deliverables”):
          (a) executed copies of all Required Consents that have been obtained prior to Closing;
          (b) executed copies of all other consents set forth in Schedule 5.1(b) (the “Necessary Consents”);
          (c) the Escrow Agreement, executed by Parent and Seller and Escrow Agent;
          (d) a Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit C (the “Non-Competition Agreement”), executed by Parent, Seller and the other parties thereto;
          (e) a master services agreement substantially in the form of Exhibit D-1 (the “MSA”), executed by Parent and schedules thereto in substantially the form of Exhibit D-2 (the “Schedules”) providing for the provision of collocation services by Buyer or its Affiliates to Parent in order to support Parent’s IP Business and any customers retained by Parent at the Dallas facility;
          (f) an assignment and assumption agreement substantially in the form of Exhibit E-1 (the “Assignment and Assumption Agreement”), executed by Parent and Seller, and the Fifth Amendment to Lease Agreement with respect to the Leased Real Property in the form of Exhibit E-2, executed by Parent or Seller, as applicable, and the other parties thereto, other than Buyer (the “Assignment of Lease”);
          (g) a bill of sale substantially in the form of Exhibit F (the “Bill of Sale” and collectively with the Escrow Agreement, the Non-Competition Agreement, the MSA, Schedules, the Assignment and Assumption Agreement, the Assignment of Lease, the Transition Services Agreement and the Estoppel Certificate, the “Ancillary Agreements”), executed by Parent and Seller, as applicable;
          (h) certificates of good standing of Seller, dated as of a recent date, from the Secretary of State of the State of Delaware, and similar certificates of the appropriate state agencies of each other state in which Seller is qualified to do business;
          (i) certificates signed by the Secretary of each of Parent and Seller and dated as of the Closing Date, as to the incumbency of each officer of each of Parent and Seller executing this Agreement and the other agreements being delivered pursuant hereto, and with respect to Seller, certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by Seller’s board and its sole shareholder, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by Seller, and the performance by Seller of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;
          (j) UCC Termination Statements and such other releases as Buyer may reasonably request, duly completed and executed by each Person having any Lien in or on any of the Purchased Assets, in order to evidence the termination thereof;

          (k) the transition services agreement substantially in the form of Exhibit G (the “Transition Services Agreement”), executed by Parent;
          (l) Landlord’s Waiver and Consent with respect to the Leased Real Property, in substantially the form attached to this Agreement as Exhibit H (the “Estoppel Certificate”), dated as of a date not more than five days prior to the Closing Date, executed by DCI Technology Infomart, LP;
          (m) a general, irrevocable, unconditional, and complete waiver, release, and discharge of Seller and its assets, including the Purchased Assets, by Parent and its Affiliates from any and all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature that has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing;
          (n) a “Nonforeign Affidavit” (as described by § 1445(b)(2) of the Code) from each of Parent and Seller;
          (o) there shall have been received from each taxing authority to which application has been made pursuant to this Agreement, a Tax Clearance Certificate in form and substance reasonably satisfactory to Buyer; and
          (p) such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.
     5.2. Buyer Deliveries at Closing. At the Closing, Buyer will deliver or cause to be delivered to Parent and Seller the following (collectively, the “Buyer Deliverables”):
          (a) evidence of deposit with the Escrow Agent of the Escrowed Funds;
          (b) the Closing Payment;
          (c) executed copies of all consents, approvals and authorizations of any Governmental Authority set forth in Schedule 3.3 of the Buyer Disclosure Schedule;
          (d) the Escrow Agreement, executed by Buyer;
          (e) the Bill of Sale, executed by Buyer;
          (f) the Assignment and Assumption Agreement and the Assignment of Lease, each executed by Buyer;
          (g) the MSA and the Schedules;
          (h) the Transition Services Agreement, executed by Buyer;
          (i) a certificate of good standing of each of IXI, Cologix, Cologix Holdings, Cologix US and Buyer dated as of a recent date, from the Secretary of State of the State of Delaware;
          (j) a certificate signed by the manager of IXI dated as of the Closing Date, as to the incumbency of each authorized person of IXI executing this Agreement, and with respect to IXI, certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by IXI’s managers, authorizing the execution and delivery of this Agreement by IXI, and the performance by IXI of its respective obligations hereunder and the consummation of the transactions contemplated hereby;
          (k) certificates signed by the Secretary of each of Cologix, Cologix Holdings, and Cologix US, each dated as of the Closing Date, certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by such entity’s board of directors, authorizing the transactions contemplated by such entity set forth in this Agreement, and the performance by such entity of its respective obligations hereunder and the consummation of the transactions contemplated hereby;
          (l) certificate signed by the Secretary of Buyer dated as of the Closing Date, as to the incumbency of each officer of Buyer executing this Agreement and the other agreements being delivered pursuant hereto, and with respect to Buyer, certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by Buyer’s board of directors, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, and the performance by Buyer of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby; and
          (m) such other documents and instruments as Parent or Seller or Parent’s and Seller’ counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.
     5.3. Waiver. If the parties agree to effect the Closing without having received certain Seller Deliverables and the Buyer Deliverables, the requirement for such deliverable shall be deemed to be waived.
ARTICLE VI — SURVIVAL; INDEMNIFICATION
     6.1. Survival.
          (a) The representations and warranties of each party to this Agreement shall survive the Closing until 5:00 pm Denver, Colorado, time on February 29, 2012 (the “Cut-Off Date”), except that (i) the Specified Representations shall survive the Closing Date indefinitely and (ii) the Tax Representations shall survive the Closing Date and expire upon the expiration of the applicable statute of limitations (the Specified Representations and the Tax Representations are collectively referred to hereinafter as the “Excluded Representations”); provided, however, that if a claim for indemnification with respect to a particular representation or warranty of any party is given to such party on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 6.1, the claim asserted shall survive until such time as such claim is fully and finally resolved. The covenants of each party to this Agreement shall survive the Closing Date indefinitely unless a shorter period is specified herein.
          (b) For the avoidance of doubt, the covenants and agreements of the parties to this Agreement set forth herein shall survive in accordance with their respective terms for the periods expressly set forth in such provisions or, if a period is not expressly set forth in any covenant or agreement set forth in this Agreement, indefinitely with respect thereto after the Closing Date.
          (c) Each of Parent and Seller acknowledges that the Buyer Indemnitees’ rights to indemnification for breaches of representations, warranties, covenants, and obligations of Parent and Seller contained in this Agreement, and the rights and remedies that may be exercised by the Buyer Indemnitees, are part of the basis of the bargain contemplated by this Agreement, and the Buyer

Indemnitees’ rights to indemnification under this Agreement shall not be limited, waived, or otherwise affected by virtue of (and Buyer shall be deemed to have relied on the express representations, warranties, and covenants set forth in this Agreement) any knowledge acquired by or capable of being acquired by Buyer or its representatives of any inaccuracy or breach of any such representation, warranty, or covenant of Parent or Seller set forth in this Agreement or any of the Ancillary Agreements, regardless of whether such knowledge was obtained, or could have been obtained, through Buyer’s own investigation or otherwise (including disclosure by Parent or Seller), and regardless of whether such knowledge was obtained, or could have been obtained, before or after the execution and delivery of this Agreement.
     6.2. Indemnification of Buyer.
          (a) Subject to Section 6.1 and except as otherwise provided in this Article VI, Buyer and its officers, directors, employees and Affiliates (collectively, the “Buyer Indemnitees”) shall be defended, indemnified and held harmless by Parent and Seller on a joint and several basis, against and in respect of any and all Losses (defined below) that arise or result from: (i) any breach of any of the representations or warranties contained in Article II, whether as of the date of this Agreement or as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty for purposes of determining the magnitude of the Losses associated with such breach or any update to the Seller Disclosure Schedule); (ii) the failure of Parent or Seller to perform any of their covenants or agreements contained herein; (iii) the Excluded Liabilities or Excluded Assets; and (iv) SLA Credit to the extent arising out of, relating to, or in connection with periods or activity on or prior to the Closing. “Losses” means, with respect to any Person at the time of determination, any damage, injury, lost profit, Liability, claim, deficiency, settlement, judgment, order, fine, penalty, Tax, Lien, fee (including any reasonable legal fee, reasonable expert fee, reasonable accounting fee, or reasonable advisory fee), charge, disbursement, payment, remediation, cost, expense (including any cost of investigation, penalty, or expense of any nature) or other loss suffered or incurred by such Person, but except as expressly included above or in the proviso below, excluding special or consequential damages (except where such special or consequential damages are the natural, probable and reasonably foreseeable result of, and directly arise from, the breach), punitive, indirect, speculative, or incidental damages (other than any reasonable legal fee, reasonable expert fee, reasonable accounting fee, or reasonable advisory fee), diminution in value, lost profits, damages based on a multiplier or other factor that Buyer may have employed when computing the Purchase Price, or any damages that would cause Double Recovery (unless such damages are part of any judgment or award against any of Parent, Seller or Buyer in actions by third parties); provided, however, and notwithstanding anything to the contrary in this Agreement, the determination of Losses with respect to any breach by Parent or Seller of Section 2.9(a), solely to the extent that such occurrence or occurrences results or resulted in or contributed or contributes to lost monthly recurring revenue (“Lost MRR”), shall be subject to Section 6.2(c) below and not otherwise limited by this definition of “Losses” or any provision that excludes a calculation or recovery of damages based on a multiplier. For purposes of determining the amount of any Losses, any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material, or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses.
          (b) Notwithstanding anything to the contrary in Section 6.2(a) above:
               (i) solely with respect to the indemnification of the Buyer Indemnitees pursuant to Section 6.2(a)(i) above (except with respect to claims for Annualized MRR Losses under Section 6.2(a)(i), the Excluded Representations and in the case of fraud or intentional or willful misrepresentation), there shall be no indemnification of the Buyer Indemnitees until the aggregate amount of indemnifiable Losses incurred by the Buyer Indemnitees exceeds $100,000, not including Losses for attorneys’ fees except in the case of (A) Third-Party Claims or (B) Buyer Certificates asserting at least two claims for breach of the representations and warranties in Article II based on separate and unique facts or circumstances (the “Threshold”) (for the avoidance of doubt, such calculation includes, to the extent applicable, the aggregate of all Annualized MRR Losses (as defined below) incurred by the Buyer Indemnitees as well as any other Losses), at which time the aggregate amount of all indemnifiable Losses incurred by the Buyer Indemnitees shall be subject to indemnification hereunder, subject to the terms of this Article 6;
               (ii) solely with respect to the indemnification of the Buyer Indemnitees pursuant to Section 6.2(a)(i) above for Annualized MRR Losses, there shall be no indemnification of the Buyer Indemnitees for Annualized MRR Losses until the aggregate amount of Annualized MRR Losses incurred by the Buyer Indemnitees exceeds $250,000, not including Losses for attorneys’ fees except in the case of (A) Third-Party Claims or (B) Buyer Certificates asserting at least two claims for breach of the representations and warranties in Article II based on separate and unique facts or circumstances (the “Special Threshold”), at which time the aggregate amount of all Annualized MRR Losses incurred by the Buyer Indemnitees shall be subject to indemnification hereunder;
               (iii) the aggregate liability of Parent and Seller shall be as follows: (A) solely with respect to the indemnification of the Buyer Indemnitees pursuant to Section 6.2(a)(i) above (1) for Annualized MRR Losses and (2) any other Losses (except with respect to the Excluded Representations and in the case of fraud or intentional or willful misrepresentation), there shall be no indemnification payments hereunder, including all other indemnification payments made hereunder, that exceed in the aggregate, One Million Nine Hundred Twelve Thousand Five Hundred Dollars ($1,912,500) (the “Indemnification Cap”); (B) with respect to (1) Losses claimed under Section 6.2(a)(ii), Section 6.2(a)(iii), or Section 6.2(a)(iv) and (2) fraud or intentional or willful misrepresentation of Parent or Seller, the Buyer Indemnitees may recover all of their Losses from Parent and Seller without limitation of the Threshold or Special Threshold, as the case may be, or Indemnification Cap; and (C) solely with respect to the indemnification of the Buyer Indemnitees pursuant to Section 6.2(a)(i) above in respect of the Excluded Representations, the Buyer Indemnitees may recover all of their indemnifiable Losses up to the Cash Amount actually received by Parent and Seller, regardless of the Threshold or Special Threshold, as the case may be; and
               (iv) except as specifically provided in Section 6.2(a) and Section 6.2(c), there shall be no indemnification of the Buyer Indemnitees for diminution in value, lost profits or punitive, indirect, speculative, special or incidental damages or any damages that would cause Double Recovery (unless such damages are part of any judgment or award against any of the Buyer Indemnitees in actions by third parties). Further, (A) except as specifically provided in Section 6.2(a) and Section 6.2(c), there shall be no indemnification of the Buyer Indemnitees with respect to any multiplier or other factor that any of the Buyer Indemnitees may have employed when computing the Purchase Price and (B) there shall be no indemnification of the Buyer Indemnitees with respect to any Losses under Section 6.2(a)(i) to the extent such Losses result from (i) the Contribution, or (ii) any inaccuracy in party names contained in the Necessary Consents, the Required Consents or any other documentation relating to this Agreement, due to the Contribution.
          (c) If any breach of any of the representations or warranties contained in Section 2.9(a) occurs, whether as of the date of this Agreement (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty for purposes of determining the magnitude of the Losses associated with such breach or any update to Seller Disclosure Schedule) and such occurrence is or occurrences are the proximate cause (determined based upon application of the “substantial factor” test) of loss and results or resulted in or contributed or contributes to Lost MRR in any particular month, each of Parent and Seller agrees that the calculation of the Loss or Losses associated specifically therewith for purposes of indemnification in favor of the Buyer Indemnitees and application to satisfaction of the Threshold and Special Threshold shall equal an amount (the “Annualized MRR Losses”) for each such month equal to (i) the Lost MRR for such month, multiplied by (ii) 12, multiplied by (iii) 5.67.
     6.3. Indemnification of Parent and Seller.
          (a) Subject to Section 6.1 and except as otherwise provided in this Article VI, Parent or Seller and their officers, directors, employees and Affiliates (collectively, the “Seller Indemnitees”), as the case may be, shall be defended, indemnified and held harmless by Buyer against and in respect of any and all Losses, that arise or result from (i) any breach of any of the representations or warranties contained in Article III (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty for purposes of determining the magnitude of the Losses associated with such breach); (ii) the failure of Buyer to perform any of its covenants or agreements contained herein; (iii) any Losses arising out of, or in respect of, Buyer’s operation of the Business from and after the Closing to the extent an Assumed Obligation, but specifically excluding any Excluded Liabilities; or (iv) the Contribution.
          (b) Notwithstanding anything to the contrary in Section 6.3(a) above:
               (i) solely with respect to the indemnification of Seller Indemnitees pursuant to Section 6.3(a)(i) above, there shall be no indemnification of Seller Indemnitees until the aggregate amount of indemnifiable Losses incurred by Seller Indemnitees exceeds the Threshold, at which time the aggregate amount of indemnifiable Losses incurred regardless of the Threshold shall be subject to indemnification hereunder;
               (ii) the aggregate liability of Buyer shall be as follows: (A) solely with respect to the indemnification of Seller Indemnitees pursuant to Section 6.3(a)(i) above (except in the case of fraud or intentional or willful misrepresentation), there shall be no indemnification payments hereunder that exceed in the Indemnification Cap and (B) with respect to (1) Losses claimed under Section 6.3(a)(ii) or (iii) and (2) fraud or intentional or willful misrepresentation of Buyer, Seller Indemnitees may recover all of their Losses from Buyer without limitation of the Threshold and Indemnification Cap; and
               (iii) there shall be no indemnification of Seller Indemnitees for diminution in value, lost profits or punitive, indirect, speculative, special or incidental damages or any damages that would cause Double Recovery (unless such damages are part of any judgment or award against Parent and Seller in actions by third parties). Further, there shall be no indemnification of Seller Indemnitees with respect to any multiplier or other factor that any of Parent or Seller may have employed when computing the Purchase Price.
     6.4. Procedure for Indemnification of the Buyer Indemnitees-Two Party Claims.
          (a) For the purpose of recovering indemnification payments for which any of the Buyer Indemnitees are entitled under Section 6.2 (other than in the case of a claim arising in connection with Parent or Seller’ failure to pay any amounts due pursuant to Section 1.2(d)(iv)), the Buyer Indemnitees shall first seek satisfaction from the Escrowed Funds held by the Escrow Agent under the Escrow Agreement, and only then, if not completely indemnified, subject to the limitations in this Article VI, the Buyer Indemnitees may seek satisfaction of any such indemnification obligations directly from Parent and/or Seller on a joint and several basis.

          (b) If the Buyer Indemnitees should have a claim against Parent or Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Buyer Indemnitees shall deliver to the Escrow Agent (to the extent such claim is to be satisfied from the Escrowed Funds) and Parent and Seller a certificate signed by any officer of Buyer (a “Buyer Certificate”):
               (i) stating that Losses exist in an aggregate amount greater than the Threshold or Special Threshold, as the case may be, except with respect to Losses to which the Threshold or Special Threshold do not apply, in which case, the dollar amount of such Losses shall be stated, and
               (ii) specifying in reasonable detail, to the extent then known by the Buyer Indemnitees, the individual items included in the amount of Losses in such claim, the date each such item, properly accrued or arose and the nature of the misrepresentation, breach of warranty or other type of claim to which such item is related.
          (c) If Parent or Seller disagrees with the claim for indemnification made by the Buyer Indemnitees in the Buyer Certificate, Parent and Seller shall have 30 days after receipt of such Buyer Certificate by Parent and Seller to deliver a certificate signed by an officer of Parent or Seller to the Escrow Agent (to the extent such claim is to be satisfied from the Escrowed Funds) and to the Buyer Indemnitees that specifies in reasonable detail the nature of such objection and the basis therefor (the “Written Escrow Objection”).
          (d) If Parent or Seller delivers the Written Escrow Objection to the Escrow Agent and the Buyer Indemnitees pursuant to Section 6.4(c), the Buyer Indemnitees shall have 20 days after their receipt of the Written Escrow Objection to respond in a written statement addressed to the Escrow Agent (to the extent applicable), Parent and Seller. If after such 20-day period there remains a dispute as to any claims, Parent, Seller, and the Buyer Indemnitees shall attempt in good faith for 20 days to agree upon the rights of the respective parties with respect to each of such claims. If Parent, Seller and the Buyer Indemnitees should so agree, (i) in the cases of Losses to be satisfied in whole or in part from the Escrowed Funds, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent in the event Losses are to be satisfied from the Escrowed Funds, and the Escrow Agent shall be entitled to rely on any such memorandum and shall make any disbursements agreed upon in such memorandum from the Escrowed Funds to the Buyer Indemnitees as contemplated by Section 6.4(f); and (ii) in the event any Losses are to be satisfied directly from Parent and Seller, Parent and Seller shall pay such amounts to the Buyer Indemnitees as contemplated by Section 6.4(f).
          (e) If no agreement regarding the rights of the respective parties can be reached after good faith negotiation, any of Parent, Seller or the Buyer Indemnitees may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, any of Parent, Seller or the Buyer Indemnitees may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.
          (f) As soon as practicable following the earlier of: (i) receipt of written authorization from Parent or Seller and the Buyer Indemnitees with respect to the disposition of such claim or receipt of written notice of a final decision or order of a court of competent jurisdiction with respect to such claim (in either case, a “Distribution Directive”); or (ii) the close of business on the thirtieth (30th) day following receipt by Parent and Seller and the Escrow Agent (to the extent applicable) of a Buyer Certificate to which Parent or Seller has not delivered a Written Escrow Objection in accordance with this Section 6.4, the Escrow Agent and/or Parent and Seller (to the extent such Losses are not to be fully satisfied from the Escrowed Funds) shall disburse to the Buyer Indemnitees from the Escrowed Funds, or pay to the Buyer Indemnitees, on a joint and several basis, in the case of payments to be made directly by Parent/Seller, an amount equal to: (A) in the event of its receipt of a Distribution Directive, the amount of the Losses stipulated in the Distribution Directive or, (B) in the event that a Written Escrow Objection is not received by the close of business on the thirtieth (30th) day following Parent’s/Seller’s or Escrow Agent’s receipt of a Buyer Certificate, the amount of the Losses set forth in Buyer Certificate.
     6.5. Procedure for Indemnification of Parent and Seller — Two Party Claims.
          (a) If Seller Indemnitees should have a claim against Buyer that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, Parent or Seller, as the case may be, shall deliver to Buyer a certificate signed by any officer of Parent or Seller (a “Seller Certificate”):
               (i) stating that Losses exist in an aggregate amount greater than the Threshold (to the extent the Threshold applies to such Losses), and
               (ii) specifying in reasonable detail the individual items included in the amount of Losses in such claim, the date each such item properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related.
          (b) If Buyer disagrees with the claim for indemnification made by Seller Indemnitees in such Seller Certificate, Buyer shall have 30 days after receipt of such Seller Certificate by Buyer to deliver a certificate signed by an officer of Buyer, as the case may be, to Parent or Seller, as the case may be, that specifies in reasonable detail the nature of such objection and the basis therefore (the “Written Objection”).
          (c) If Buyer delivers the Written Objection to Parent or Seller pursuant to Section 6.5(b), Parent or Seller shall have 20 days after receipt of the Written Objection by Parent or Seller to respond in a written statement addressed to Buyer. If after such 20 period there remains a dispute as to any claims, Parent, Seller, Buyer shall attempt in good faith for 20 days to agree upon the rights of the respective parties with respect to each of such claims. If Parent, Seller, Buyer should so agree, Buyer shall pay such agreed-upon amount to Parent or Seller, as applicable, within 30 days after such agreement. If Buyer does not deliver a Written Objection to Parent or Seller in accordance with Section 6.5(b) within 30 days after receipt of Seller Certificate, Buyer shall pay the amount of the Losses set forth in Seller Certificate to Parent or Seller, as applicable, within 45 days after receipt of such Seller Certificate.
          (d) If no agreement regarding the rights of the respective parties can be reached after good faith negotiation, any of Parent, Seller, Buyer may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, any of Parent, Seller, Buyer may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.
     6.6. Method of Asserting Third-Party Claims.
          (a) Subject to the terms of this Article VI, in the event any claim or demand for which Parent or Seller would be liable to the Buyer Indemnitees is asserted against or sought to be collected from any of the Buyer Indemnitees by a third party (each, a “Third-Party Claim”), the Buyer Indemnitees shall promptly notify Parent and Seller of such Third-Party Claim or demand in writing, specifying the nature and estimated amount of the Third-Party Claim (which estimate shall not be conclusive of the final amount of the Third-Party Claim) (the “Claim Notice”); provided, however, that the failure to give such a Claim Notice shall not affect the rights of any Buyer Indemnitee to receive indemnification for Losses to the extent that Parent’s or Seller’s right and ability to assume the defense of such Third-Party Claim is not materially prejudiced. Parent and Seller shall have 20 days from the actual receipt of the Claim Notice (the “Notice Period”) to notify the Buyer Indemnitees in writing, (a) whether or not it disputes its liability to the Buyer Indemnitees hereunder with respect to that Third-Party Claim and (b) notwithstanding any dispute, whether or not it desires, at its sole cost and expense, to defend the Buyer Indemnitees against that Third-Party Claim.
          (b) If Parent or Seller dispute its liability with respect to the Third-Party Claim or the amount thereof (whether or not Parent or Seller desires to defend the Buyer Indemnitees against such Third-Party Claim as provided below), any dispute shall be resolved in accordance with Section 6.5(b) unless satisfied by Parent or Seller. Pending the resolution of any dispute by Parent or Seller of their liability with respect to any Third-Party Claim, that Third-Party Claim shall not be settled without the prior written consent of the Buyer Indemnitees, which consent shall not be unreasonably withheld, delayed or conditioned.
          (c) If Parent or Seller notifies the Buyer Indemnitees within the Notice Period that they desire to defend the Buyer Indemnitees against the Third-Party Claim then, except as hereinafter provided, Parent and Seller shall have the right, at their expense, to defend the Buyer Indemnitees by appropriate proceedings using counsel reasonably acceptable to the Buyer Indemnitees; provided, however, Parent and Seller shall not, without the prior written consent of the Buyer Indemnitees, consent to the entry of any judgment or enter into any settlement or compromise unless such judgment, settlement or compromise provides for no relief other than the payment of monetary damages for which the Buyer Indemnitees are indemnified by Parent and Seller in full. If the Buyer Indemnitees desire to participate in, but not control, any defense or settlement with counsel other than the counsel chosen by Parent and Seller to represent both Parent and Seller and the Buyer Indemnitees in connection with such Third-Party Claim, it may do so at its sole cost and expense.
          (d) If Parent or Seller do not notify the Buyer Indemnitees within the Notice Period that they desire to defend the Buyer Indemnitees against the Third-Party Claim, or if Parent or Seller elect not to assume the defense, then the Buyer Indemnitees may employ counsel reasonably satisfactory to the Buyer Indemnitees to represent it or defend them against any such Third-Party Claim and Parent and Seller will pay the reasonable fees and disbursements of such counsel.
          (e) If any Third-Party Claim or the litigation or resolution of any Third-Party Claim involves an issue or matter which would have an adverse effect on the business, operations, assets or properties of Buyer, then the Buyer Indemnitees shall have the right to control the defense or settlement of that Third-Party Claim and its reasonable costs and expenses (including expenses of counsel to the Buyer Indemnitees) shall be included as part of the indemnification obligation of Parent and Seller, if any, provided, however, that the Buyer Indemnitees shall not, without the prior written consent of Parent or Seller, as applicable, not to be unreasonably withheld, consent to the entry of any judgment against Parent or Seller or enter into any settlement or compromise which (i) does not include, as an unconditional term, the giving by the claimant or plaintiff to Parent or Seller, as applicable, of a release, in form and substance reasonably satisfactory to Parent or Seller, as applicable, from all liability (other than the agreed to liability of Parent and Seller pursuant to this Section 6.6) in respect of such Third-Party Claim or litigation or (ii) requires a monetary payment from Parent or Seller in excess of the applicable indemnification limits set forth in this Article VI. If the Buyer Indemnitees should elect to exercise such right, and Parent or Seller desire to participate in, but not control, any defense or settlement with counsel other than counsel chosen by the Buyer Indemnitees in connection with such Third-Party Claim, they may do so at their sole cost and expense.
          (f) All claims for indemnification by Parent or Seller against Buyer relating to Third-Party Claim under this Agreement shall be asserted and resolved under the procedures set forth above, substituting in the appropriate place “Buyer” or “the Buyer Indemnitees” for “Seller and/or Parent” and “Seller and/or Parent” for “Buyer” or “the Buyer Indemnitees”.
     6.7. Remedies Exclusive. Except in the case of fraud or intentional or willful misrepresentation, and except as provided in Section 1.2(d)(iv) or other equitable remedies expressly provided in this Agreement or in any of the Ancillary Agreements, the remedies provided in this Article VI shall be the sole and exclusive remedies of the Buyer Indemnitees, Parent and Seller after the Closing in connection with the transactions contemplated by this Agreement, including any breach or non-performance of any representation or warranty contained herein. For the avoidance of doubt, this Article VI shall not provide indemnification, or limits to indemnification, for any losses or damages arising from any beach of any representation, warranty, covenant or other term contained in the Transition Services Agreement, and Article 8 of the Transition Services Agreement shall not provide indemnification, or limits to indemnification, for any losses or damages arising from any beach of any representation, warranty, covenant or other term contained in this Agreement. Except in the case of fraud or intentional or willful misrepresentation, after the Closing, none of the Buyer Indemnitees, Parent, or Seller may commence any suit, action or proceeding against the other party with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce the Buyer Indemnitees’, Parent’s or Seller’ express rights under this Article VI, or by Parent or Seller to recover or release Escrowed Funds. Notwithstanding the foregoing, the parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached, and either party may seek to specifically enforce any covenant contained herein. It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which shall include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, the parties hereto agree that nothing herein shall prevent any party hereto from bringing a suit, action or proceeding for fraud or intentional or willful misrepresentation against any other party hereto.
     6.8. Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article VI shall be enforceable regardless of whether the Liability is based upon past, present, or future acts, claims, or applicable laws (including any past, present, or future bulk sales law, Environmental Law, fraudulent transfer act, products liability, securities, or other applicable law) and regardless of whether any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.
     6.9. Right to Setoff. Subject to the limitations and provisions in this Article VI and in addition to any rights that Buyer may have under applicable law, Buyer shall have the right to setoff,

appropriate, and apply any amounts payable or to be payable to or on behalf of Parent or Seller under this Agreement against any amounts determined as payable to any Buyer Indemnitee by or on behalf of Parent or Seller under this Agreement. Buyer shall provide prompt written notice to Parent of Buyer’s intent to setoff any such payments against any amounts determined as payable to any Buyer Indemnitee by or on behalf of Parent or Seller under this Article VI.
     6.10. Payment or Reimbursement of Damages. Subject to the limitations of this Article VI, payment or reimbursement for Losses incurred by an indemnified person shall be made by or on behalf of the indemnifying party within 15 days of the final resolution of any related claim for indemnification under the terms of this Agreement. Any final and irrevocable payment by the Escrow Agent to Buyer from the Escrow Account under the terms of the Escrow Agreement with respect to a claim for indemnification by any Buyer Indemnitee under this Article VI shall be deemed a payment by Parent and Seller to such Buyer Indemnitee. The parties agree that any payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price.
     6.11. Intentional or Willful. For the purposes of this Article VI, the terms “intentional” “willful” and “intentional or willful” require malicious or tortious intent.
ARTICLE VII — GENERAL PROVISIONS
      7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, or the next business day if sent by overnight courier (providing proof of delivery), or on the same business day if sent via facsimile on a business day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):
     If to Buyer, to:
Cologix Dallas, Inc.
2300 15th Street, Suite 220
Denver, Colorado 80202
Attention: General Counsel
Facsimile: (720) 940-2588
with a copy to:
Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, Colorado 80202
Attention: Hendrik F. Jordaan, Esq.
Facsimile: (303) 592-1510
with a second copy to:
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Attention: Sean R. Odendahl, Esq.
Facsimile: (303) 866-0200

     If to Parent or Seller, to:
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
Attention: James W. Pluntze
Facsimile: (978) 946-7803
with a copy to:
BRL Law Group LLC
425 Boylston Street, Third Floor
Boston, Massachusetts 02116
Attention: Thomas B. Rosedale, Esq.
Facsimile: (617) 399-6930
     7.2. Fees and Expenses. Except as provided otherwise herein, each of IXI and Buyer, on the one hand, and Parent and Seller, on the other hand, shall bear its own expenses (including expenses of legal counsel, accountants and other advisors) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and no such fees or expenses shall affect the Net Working Capital, as determined in accordance with Article I hereof. If either party files suit in federal or state court to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees (including expenses incurred to collect those expenses).
     7.3. Certain Definitions. For purposes of this Agreement:
          (a) [Intentionally Omitted]
          (b) “Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, except that when referring to an Affiliate or Affiliates of Parent or Seller, Affiliate is limited to those entities controlled, directly or indirectly, by Parent.
          (c) “Double Recovery” means the recovery or receipt by a party of any reimbursement or compensation for any particular Loss, or recovery upon any particular claim, in respect of any particular set of facts, events, conditions or circumstances to the extent such party has already recovered or received the full value of any such reimbursement or compensation for such particular Loss, or recovery upon such particular claim, in respect of such particular set of facts, events, conditions or circumstances.
          (d) “Effect” means any change, event, violation, inaccuracy, circumstance or effect.
          (e) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          (f) “ERISA Affiliates” shall mean any entity, trade or business (whether or not incorporated) that is a member of a controlled group with, or under common control with, or part of an affiliated service group that includes, Parent or Seller within the meaning of Section 414(b), (c), (m), (o) or (t) of the Code.

          (g) “Intellectual Property” means and includes all algorithms, application programming interfaces, apparatus, circuit designs and assemblies, databases and data collections (including, without limitation, those listed on Schedule 7.3(g)), diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information (including, without limitation, all marketing materials and collateral), protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
          (h) “Intellectual Property Rights” mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
          (i) “knowledge” of a party shall mean the actual knowledge of any of the directors and executive officers of such party or the actual knowledge such person should have had after a reasonable inquiry consistent with such person’s duties to such party. As applied to Parent and Seller, “knowledge” shall include the knowledge of Mohammed Alrawwad or the knowledge Mr. Alrawwad should have had after a reasonably comprehensive inquiry.
          (j) “Material Adverse Effect” means any Effect that, either individually or in the aggregate with all other such Effects, with respect to a party, has or would reasonably be expected to have or result in a material adverse effect on (i) the business, assets (including intangible assets), capitalization, financial condition or results of operations or prospects of a party and its subsidiaries taken as a whole or (ii) such party’s authority or ability to consummate the transactions contemplated hereby in accordance with the terms hereof and applicable laws, provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (A) any Effect that results from changes affecting any of the industries in which such party operates generally or the United States economy generally but that does not have a disproportionate Effect on such party; (B) any Effect that results from changes affecting general worldwide economic or capital market conditions but that does not have a disproportionate effect on such party; or (C) changes in laws or regulations or the interpretation thereof.
          (k) “ordinary course of business” means, with respect to any Person, any action taken by such Person: (i) consistent in nature, scope, and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other substantially similarly situated Persons that operate in the same business or line of business in which such action is to be taken; and (iii) not resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, tort, infringement, or violation of applicable law.

          (l) “Parent Employee” means any current or former employee, independent contractor or director of Parent or its Affiliates, who is employed exclusively in connection with, or otherwise renders services exclusively for, the Business.
          (m) “Parent Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Parent or any of its Affiliates (including Seller) and any Parent Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a Parent Employee which is terminable “at will” without any obligation on the part of Parent or Seller to make any material payments or provide any material benefits in connection with such termination.
          (n) “Parent Employee Plan” means any plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Parent or Seller and for the benefit of Parent Employee, or with respect to which Parent or Seller has or may have any material liability or material obligation for the benefit of Parent Employee.
          (o) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (p) “Qualified Plan” shall mean Parent Employee Plan intended to be qualified under Section 401(a) of the Code.
          (q) “Specified Representations” means the representations and warranties set forth in Sections 2.1, 2.2, 2.16, and 2.18.
          (r) “Tax Representations” means the representations and warranties set forth in Section 2.7 and 2.15.
     7.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     7.5. Counterparts and Facsimile Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes.
     7.6. Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by IXI (prior to the Contribution only), Buyer, Parent and Seller or in the case of a waiver, the party waiving compliance. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
     7.7. Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     7.8. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, (a) other than as provided in Section 4.13, no employee of Parent or Seller shall have any rights, as an employee or former employee, under this Agreement or any of the Ancillary Agreements to which he or she is not personally a party, and (b) other than as provided in Section 7.10 or as an express party to this Agreement or any of the Ancillary Agreements, if applicable, no creditor of any of the parties shall have any rights under this Agreement or any of the Ancillary Agreements.
     7.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.
     7.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other party; provided, however, that any Buyer Party may assign any of their rights hereunder, in whole or in part, without the prior written consent of Parent or Seller, to (a) any other Buyer Party or (b) any lender or financing source of Buyer or its Affiliates. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Each of party hereby irrevocably consents and waives all objection to the joinder of Buyer as a party to this Agreement upon the execution and delivery by Buyer of a counterpart signature page to this Agreement.
     7.11. Consent to Jurisdiction. Each of the parties consent to the exclusive jurisdiction of all state and federal courts sitting in the State of Delaware, and the venue of the U.S. District Court for Delaware and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in Delaware.
     7.12. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith and therefore waive their effects.
     7.13. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant hereto by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies that they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).
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     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLER: CLEARBLUE TECHNOLOGIES/DALLAS, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

PARENT: NAVISITE, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

IXI: IX INVESTMENTS, LLC

/s/ Grant van Rooyen
Name:	Grant van Rooyen
Title:	President and CEO

     Pursuant to the terms of this joinder to this Asset Purchase Agreement, the undersigned hereby joins in the execution of this Asset Purchase Agreement. By executing this joinder, the undersigned hereby agrees that the undersigned is a party to this Asset Purchase Agreement and agrees to be bound by all of the terms and provisions thereof.

BUYER (immediately following the Contribution and prior to the Closing and Effective Time): COLOGIX DALLAS, INC.

/s/ Grant van Rooyen
Name:	Grant van Rooyen
Title:	President and CEO